 Filed Pursuant to Rule 424(b)(3)

Registration No. 333- 240980

PROSPECTUS SUPPLEMENT NO.1

(to Prospectus dated December 31, 2020)

Scienjoy Holding Corporation

2,875,000 Ordinary Shares Upon Exercise of the Public Warrants

This Prospectus Supplement No.1 supplements our Prospectus dated December 31, 2020 (the “Prospectus”) that forms a part of our Registration Statement on Form F-1 (File No. 333-240980). This Prospectus Supplement No.1 is being filed to update and supplement certain information contained in the Prospectus with the information contained in our Current Reports on Form 6-K filed with the U.S. Securities and Exchange Commission on February 12, 2021, February 23, 2021 and March 24, 2021 (the “Current Reports”). Accordingly, we have attached the Current Reports (including exhibits) to this Prospectus Supplement.

The Prospectus and this Prospectus Supplement No.1 relate to the resale of up to 2,875,000 Ordinary Shares which we may issue upon the exercise of the Public Warrants. We will not receive any proceeds from the resale of Ordinary Shares underlying the Public Warrants pursuant to the Prospectus and this Prospectus Supplement, except with respect to the amounts received by us upon exercise of the Public Warrants to the extent the Public Warrants are exercised for cash.

This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

Our Ordinary Shares are traded on the NASDAQ Capital Market (“NASDAQ”) under the symbol “SJ” and our Public Warrants are traded on OTC under the symbol “SJOYW”. On March 23, 2021, the closing price of our Ordinary Shares was $8.67 per share as reported on NASDAQ and the last bid price of our Public Warrants was $0.12 per warrant as reported on OTC.

These securities involve a high degree of risk. You should carefully consider the risks identified under the caption “Risk Factors” beginning on Page 10 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of any of these securities or passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 24, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13A-16 OR 15D-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of February 2021

Commission File Number: 001-38799

SCIENJOY HOLDING CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

3rd Floor, JIA No. 34, Shenggu Nanli Chaoyang District, Beijing People’s Republic of China

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒ Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

Scienjoy Holding Corporation 2021 Equity Incentive Plan

The board of directors (the “Board”) of Scienjoy Holding Corporation (“Scienjoy”) adopted on February 8, 2021, the Scienjoy Holding Corporation 2021 Equity Incentive Plan (the “Plan”). Unless the Board terminates the Plan earlier, it has a term of 10 years.

The Plan provides for the grant of awards representing the right to acquire, or based on the value of, Scienjoy’s ordinary shares (“Scienjoy Shares”), and includes options, restricted shares, and restricted share units to employees, directors and consultants of Scienjoy or any related entity.

A total of 3,000,000 Scienjoy Shares have been authorized to be issued pursuant to awards granted under the Plan.

The Plan will be administered by the Board, any committee appointed by Board, or any such person authorized by the Board or such committee. The Plan administrator is entitled to determine the participants who are to receive awards, the number of awards to be granted, and the terms and conditions of each award grant, among other authority described in the Plan.

The Board may amend, suspend or terminate the Plan at any time, subject to certain limitations described in the Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Scienjoy Holding Corporation

Date: February 12, 2021	By:	/s/ Xiaowu He
	Name:	Xiaowu He
	Title:	Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Scienjoy Holding Corporation 2021 Equity Incentive Plan.

Exhibit 99.1

SCIENJOY HOLDING CORPORATION

(incorporated in British Virgin Island)

2021 EQUITY INCENTIVE PLAN

Adopted on February 8, 2021

1. Purposes of the Plan. The purposes of this Scienjoy Holding Corporation 2021 Equity Incentive Plan (the “Plan”) are to attract and retain the best available personnel, to provide additional incentives to Employees, Directors and Consultants and to promote the success of the Company’s business. The Plan provides for the granting of Options, Restricted Shares (whether by grant or sale), and Restricted Share Units, as determined by the Administrator at the time of grant.

2. Definitions. The following definitions shall apply as used herein and in the individual Award Agreements except as defined otherwise in an individual Award Agreement. In the event a term is separately defined in an individual Award Agreement, such definition shall supersede the definition contained in this Section 2.

(a) “Administrator” means the Board, any Committee appointed by the Board, or any such person as authorized by the Board or the Committee from time to time to administer the Plan.

(b) “Applicable Laws” means any applicable law, rule, constitution, code, ordinance, statute, treaty, decree, regulation, common or customary law, order, official policy, circular, provision, administrative order, interpretation, injunction, judgment, ruling, assessment, writ or other legislative measure of any governmental authority.

(c) “Articles” means the memorandum and articles of association of the Company, as may be amended and restated from time to time.

(d) “Award” means the grant of an Option, Restricted Share, Restricted Share Unit, or other right or benefit as authorized to be granted under the Plan.

(e) “Award Agreement” means a written agreement executed by the Company and the Participant, evidencing the terms and a condition of an individual Award granted under the Plan, and includes any documents attached to or incorporated into the Award Agreement. The Award Agreement shall be subject to the terms and conditions of the Plan.

(f) “Blackout Period” means any period during which the Policy on Insider Trading of the Company prohibits a Covered Person (as defined therein) from trading in the Company’s securities.

(g) “Board” means the board of directors of the Company.

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(h) “Cause” means, with respect to the termination of a Participant’s Continuous Service by the Company or a Related Entity, such termination is for “Cause” as such term is expressly defined in a then-effective written agreement between the Participant and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Participant’s:

(i) act or omission that constitutes a material breach by the Participant of any of such Participant’s obligations under such Participant’s employment agreement (if any), the service agreement or any other agreement with the Company or any Related Entity;

(ii) substantial and continued failure or refusal of the Participant to perform the duties required of such Participant as an Employee, Consultant or Director of the Company or any Related Entity, or performance significantly below the level required or expected of the Participant, as determined by the Administrator;

(iii) material violation of any Applicable Laws,

(iv) material violation of the Company's written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct;

(v) commission of any felony or other crime involving moral turpitude, or any willful perpetration by the Participant of a common law fraud; or

(vi) any other misconduct by the Participant that is or is reasonably likely to be materially injurious to the financial condition or business reputation of the Company or a Related Entity, or is in any other way materially injurious or is reasonably likely to be materially injurious to the Company or a Related Entity.

(i) “Change in Control” means the occurrence of any of the following events:

(i) any person (or more than one person acting as a group) becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) the consummation of the sale, lease, or disposition by the Company of all or substantially all of the Company’s assets; or

(iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

Anything in the foregoing to the contrary notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the legal jurisdiction of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

Anything in the foregoing to the contrary notwithstanding, if an Award granted under the Plan is subject to Section 409A of the US Code, then an event shall not constitute a Change in Control for purposes of such Award unless such event also constitutes a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets within the meaning of Section 409A of the US Code.

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(j) “Claim” means any claim, liability or obligation of any nature, arising out of or relating to this Plan or an alleged breach of this Plan or an Award Agreement.

(k) “Committee” means any committee composed of members of the Board appointed by the Board to administer the Plan.

(l) “Company” means SCIENJOY HOLDING CORPORATION, a company incorporated under the laws of British Virgin Islands.

(m) “Consultant” means any person (who is a natural person if required by Applicable Laws) (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as an Employee or Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(n) “Continuous Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. A Participant’s Continuous Service shall be deemed to have terminated either upon an actual termination of Continuous Service or upon the entity for which the Participant provides services ceasing to be a Related Entity. Continuous Service shall not be considered interrupted in the case of (i) any leave of absence approved by the Company or any Related Entity, including sick leave, military leave, or any other personal leave, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). Notwithstanding the foregoing, if an Award granted under the Plan is subject to Section 409A of the US Code, to the extent necessary to comply with Section 409A of the US Code, such Participant shall not have terminated Continuous Service unless such termination also qualifies as a “separation from service” within the meaning of Section 409A of the US Code.

(o) “Control” means the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

(p) “Covered Person” has the meaning set forth in the Policy on Insider Trading of the Company.

(q) “Director” means a member of the Board or the board of directors of any Related Entity.

(r) “Disability” means, unless the applicable Award Agreement says otherwise, that a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Participant will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion. Notwithstanding the foregoing, if an Award granted under the Plan is subject to Section 409A of the US Code, then with respect to such Award, in lieu of the forgoing definition and to the extent necessary to comply with Section 409A of the US Code, “Disability” shall have the meaning set forth under Section 409A of the US Code. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee.

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(s) “Employee” means any person, including an officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. The payment of a Director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(t) “Fair Market Value” means, as of any date,

(i) if the Shares are listed on any established national securities exchange, the closing sales price per Share on the consolidated transaction reporting system for the principal securities exchange for the Shares on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported;

(ii) if the Shares are not so listed, but are quoted on an automated quotation system, the closing sales price per Shares reported on the automated quotation system on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported;

(iii) if the Shares are not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available; or

(iv) if none of the above is applicable, the value of the Shares determined by the Administrator in good faith and with reference to the market value of such shares in accordance with Applicable Laws (including, where applicable, Section 409A of the US Code).

(u) “Grant Date” means the date an Award is granted to a Participant in accordance with Section 6(h) hereof.

(v) “Participant” means an Employee, Director or Consultant who receives an Award under the Plan.

(w) “Policy on Insider Trading” means the Policy on Insider Trading of the Company dated as of May 12, 2020, as amended from time to time.

(x) “Privatization Transaction” means a voluntary delisting of the Company’s Ordinary Shares from the NYSE, the NYSE Amex or NASDAQ or an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

(y) “Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

(z) “Ordinary Share” means an ordinary share of the Company, as adjusted in accordance with Section 14 hereof.

(aa) “Plan” means this Scienjoy Holding Corporation 2021 Equity Incentive Plan, as amended from time to time.

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(bb) “Related Entity” means any Subsidiary of the Company and any business, corporation, partnership, limited liability company, variable interest entity or other entity, Controlled by the Company or a Subsidiary of the Company.

(cc) “Restricted Share” means a Share awarded under the Plan to the Participant for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

(dd) “Restricted Share Unit” means a unit awarded to the Participant pursuant to Section 9 hereof, which is convertible into either a Share or cash upon settlement of such unit, upon vesting or such other time as set forth in the Award Agreement, as determined by the Administrator.

(ee) “Share” means an Ordinary Share of the Company.

(ff) “Subsidiary” means, with respect to a specific entity, (i) any entity (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interest in the profits or capital of such entity are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with the applicable accounting standards, or (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another Subsidiary.

(gg) “US Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations and other guidance issued thereunder.

3. Shares Subject to the Plan.

(a) Subject to the provisions of Section 14 below, the maximum aggregate number of Shares which may be issued pursuant to Awards granted under the Plan shall be [3,000,000] unissued Shares, proportionally adjusted to reflect any share dividends, share splits, or similar transactions (the “Share Pool”). For the avoidance of doubt, if the shareholders of the Company adopt a share capital structure with weighted voting rights for certain Ordinary Shares in the future, the Shares that may be issued from the Share Pool will not carry any special voting right(s) and will not be entitled to more than one vote per Share on any matters submitted for approval to the shareholders of the Company. The holders of Shares awarded under the Plan irrevocably and unconditionally agree to vote in favor of the adoption of such share capital structure.

(b) Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expired (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan and such Shares shall again become available for future issuance under the Plan, unless otherwise determined by the Administrator. To the extent not prohibited by the listing requirements of an established stock exchange or national market system on which the Ordinary Shares are traded and Applicable Laws, any Shares covered by an Award which are surrendered (i) in payment of the Award exercise or purchase price or (ii) in satisfaction of tax withholding obligations incidental to the exercise of an Award shall be deemed not to have been issued for purposes of determining the maximum number of Shares which may be issued pursuant to all Awards under the Plan, and such Shares shall again become available for future issuance under the Plan, unless otherwise determined by the Administrator.

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4. Administration of the Plan.

(a) Plan Administrator.

(i) Administration. The Plan shall be administered by (A) the Board, or (B) a Committee designated and established by the Board, which Committee shall be constituted in accordance with the Applicable Laws and the Articles. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may limit such authority of the Committee as the Board determines from time to time. At any time there is no Committee to administer the Plan, any references in this Plan to the Committee shall be deemed to refer to the Board. The Board or the Committee may delegate to officers of the Company, pursuant to a written delegation and to the extent permitted by Applicable Laws, the authority to perform specified functions under the Plan. Any actions taken by any officers of the Company pursuant to such written delegation of authority shall be deemed to have been taken by the Board or the Committee.

(ii) Administration Errors. In the event an Award is granted in a manner inconsistent with the provisions of this Section 4(a), such Award shall be presumptively valid as of its Grant Date to the extent permitted by the Applicable Laws.

(b) Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value, in accordance with Section 2(t) hereof;

(ii) to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

(iii) to determine whether and to what extent Awards are granted hereunder;

(iv) to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder, except that the Administrator may reduce the number of Shares covered by any Award prior to the execution of the relevant Award Agreement;

(v) to prescribe the form of each Award Agreement, which need not be identical for each Participant;

(vi) to determine or amend the terms and conditions of any Award granted hereunder, including the exercise price, the purchase price, the time or times when Awards may vest and/or be exercised (which may be based on performance criteria), any restriction or limitation regarding any Award or the Shares relating thereto, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an option, and accelerations or waivers thereof, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vii) to amend the terms of any outstanding Award granted under the Plan, provided that any amendment that would adversely affect the Participant’s rights under an outstanding Award shall not be made without the Participant’s written consent;

(viii) to decide all other matters that must be determined in connection with an Award;

(ix) to establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

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(x) to construe and interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

(xi) to make all other decisions and determinations, and take such other action not inconsistent with the terms of the Plan, that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan and assure compliance with all applicable legal and accounting requirements. To the extent that any restrictions under the Plan are no longer required by Applicable Laws, the Committee shall have the sole discretion and authority to grant Awards that are not subject to such mandated restrictions and/or to waive any such mandated restrictions with respect to outstanding Awards.

(c) Effect of Administrator’s Decision. All decisions, determinations, and interpretations by the Administrator with respect to the Plan and Award Agreements shall be final and binding on all Participants.

(d) Indemnification. No member of the Board, the Committee, the Administrator nor any Director, officer or Employee of the Company acting on behalf of the Board, the Committee or the Administrator, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan. In addition to such other rights of indemnification as they may have as Directors or Employees, Directors and Employees to whom authority to act for the Board, the Administrator shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same. To the fullest extent permitted under Applicable Laws, each Participant (as consideration for receiving and accepting an Award) irrevocably waives and releases any right or opportunity such Participant might have to assert (or participate or cooperate in) any Claim against any member of the Board, the Committee, the Administrator (including any Employee or Director) or any Related Entity.

5. Eligibility. Awards may be granted to Employees, Directors and Consultants. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards.

6. Terms and Conditions of Awards.

(a) Types of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Restricted Shares, (ii) Restricted Share Units, (iii) Options with a fixed or variable exercise price related to the Fair Market Value of the Shares (to the extent permitted by Applicable Laws) and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Any Award may consist of Restricted Shares, Restricted Share Unit and Options in any combination.

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(b) Designation of Award. Each Award shall be designated in the Award Agreement.

(c) Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, any business criteria, including, without limitation, the following: (i) increase in share price, (ii) earnings per share, (iii) total shareholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow, (xiii) revenue, (xiv) expenses, (xv) earnings before interest, taxes and depreciation, (xvi) economic value added and (xvii) market share. The performance criteria may be applicable to the Company, Related Entities and/or any individual business units of the Company or any Related Entity. Any performance criteria may include or exclude (A) events that are of an unusual nature or indicate infrequency of occurrence, (B) gains or losses on the disposition of a business, (C) changes in tax or accounting regulations or laws, (D) the effect of a merger or acquisition, or (E) other similar occurrences, as determined by the Administrator. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

(d) Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, share purchase, asset purchase or other form of transaction.

(e) Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Participants on such terms and conditions as determined by the Administrator from time to time.

(f) Early Exercise. The Award Agreement may, but need not, include a provision whereby the Participant may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

(g) Term of Award. The term of each Award shall be the term stated in the Award Agreement. Notwithstanding the foregoing, the specified term of any Award shall not include any period for which the Participant has validly elected to defer the receipt of the Shares or cash issuable pursuant to the Award in compliance with Applicable Laws.

(h) Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other date as is determined by the Administrator.

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7. Terms and Conditions of Options.

(a) Exercise of Option. Unless provided otherwise by the Administrator, the Option may not be exercised until vested pursuant to the applicable Award Agreement. The Administrator shall determine the time or times at which an Option may be exercised in whole or in part, including exercise prior to vesting; provided that the term of any Option granted under the Plan shall not exceed ten (10) years from the Grant Date, subject to approval by the Administrator and to the extent permitted by Applicable Laws, of extension of the exercise period for an Option beyond ten (10) years from the Grant Date. The Administrator shall also determine any conditions, if any, that must be satisfied before all or part of an Option may be exercised. Once vested, the vested portion of the Option may be exercised in whole or in any part, at any time, subject to the terms of the Plan and the Award Agreement; provided, however, that the exercise of the Option is not permitted during any Blackout Period.

(b) Exercise Price. The exercise price per share subject to an Option shall be determined by the Administrator and set forth in the Award Agreement and may be a fixed or variable price related to the Fair Market Value of the Shares; provided that, where required, the exercise price shall be equal to or greater than the Fair Market Value of a Share on the Grant Date of the Option. To the extent permitted by Applicable Laws, the exercise price per Share subject to an Option may be amended or adjusted in the absolute discretion of the Administrator, the determination of which shall be final, binding and conclusive. For the avoidance of doubt, to the extent not prohibited by Applicable Laws, rules and regulations, a downward adjustment of the exercise prices of Options mentioned in the preceding sentence shall be effective without the approval of the Company’s shareholders or the approval of the affected Participants.

(c) Termination of Service (other than by Death or Disability).

(i) Unless the Award Agreement provides otherwise, if a Participant’s Continuous Service terminates for any reason other than because of death or Disability, such reasons including the Participant’s resignation and the Company’s termination of the Participant’s Continuous Service (with or without Cause), then the Participant’s Options shall expire on the earlier of the following occasions:

(A) The expiration date set forth in the corresponding Award Agreement; and

(B) The last day of the 5-month period following the month during which the termination of the Participant’s Continuous Service for any reason occurs.

(ii) If the Participant fails to exercise his or her Options within the exercise period, the Options will terminate, and the Shares underlying the Options will revert to the Plan. The Options, to the extent not vested and exercisable on the date of termination of a Participant’s Continuous Service, shall terminate and be forfeited upon the termination of a Participant’s Continuous Service.

(d) Rights on Death or Disability. Unless otherwise provided in the Award Agreement, if a Participant’s Continuous Service terminates as a result of the Participant’s death or Disability, then the Participant’s Options shall expire on the earlier of the following dates:

(i) the expiration date set forth in the corresponding Award Agreement; and

(ii) the last day of the 11-month period following the month during which the Participant’s death occurs or the last day of the 8-month period following the month during which Disability is determined in accordance with the Plan, or such later date as the Administrator may determine and specify in the Award Agreement.

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8. Terms and Conditions of Restricted Shares.

(a) Issuance and Restrictions. Restricted Shares shall be subject to such restrictions on transferability and other restrictions as the Administrator may impose (including, without limitation, limitations on the right to vote Restricted Shares, to transfer the Restricted Shares, or the right to receive dividends on the Restricted Share). These restrictions may lapse separately on in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Administrator determines at the time of the grant of the Award or thereafter. Unless the Administrator determines otherwise, Restricted Shares shall be held by the Company as escrow agent until the restrictions on such Restricted Shares have lapsed.

(b) Forfeiture and Repurchase. Except as otherwise determined by the Administrator at the time of the grant of the Award or thereafter, upon termination of the Participant’s Continuous Service during the applicable restriction period, Restricted Shares that are at that time subject to restrictions shall be forfeited to the Company for no consideration. Notwithstanding the foregoing, the Administrator may:

(i) provide in any Award Agreement that restrictions or forfeiture and repurchase conditions relating to Restricted Shares will be waived in whole or in part in the event of terminations resulting from specific causes or upon a Change in Control; and

(ii) In other cases waive in whole or in part restrictions or forfeiture and repurchase conditions relating to Restricted Shares.

(c) Removal of Restrictions. Except as otherwise provided in the Plan, Restricted Shares granted shall be released from escrow as soon as practicable after the last day of the period of restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions shall lapse or be removed. After the restrictions have lapsed, the Shares shall become unrestricted and freely transferable by the Participant, subject to applicable legal restrictions.

9. Terms and Conditions of Restricted Share Units.

(a) Grant and Restrictions. Restricted Share Units may be granted to any Participant under such terms and conditions as shall be established by the Administrator and subject to such restrictions on transferability and other restrictions as the Administrator may impose. These restrictions may lapse separately on in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Administrator determines at the time of the grant of the Award or thereafter. Restricted Share Units may be settled in Shares, cash, or any combination thereof. Until Shares are issued upon conversion and settlement of Restricted Share Units, Participants shall have no rights of a shareholder with respect to the Shares underlying the Restricted Share Units (including, without limitation, any voting rights or rights to dividends (or equivalents thereof) paid with respect to Shares underlying the Restricted Share Units.

(b) Forfeiture. Except as otherwise determined by the Administrator at the time of the grant of the Award or thereafter, upon termination of the Participant’s Continuous Service during the applicable restriction period, Restricted Share Units that are at that time subject to restrictions and/or have not vested shall be forfeited to the Company for no consideration. Notwithstanding the foregoing, the Administrator may:

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(i) provide in any Award Agreement that restrictions or forfeiture conditions relating to Restricted Share Units will be waived in whole or in part in the event of terminations resulting from specific causes or upon a Change in Control; and

(ii) In other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Share Units.

10. Award Exercise or Purchase Price, Consideration and Taxes.

(a) Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be determined by the Administrator. Notwithstanding the foregoing provisions of this Section 10(a), in the case of an Award issued pursuant to Section 6(d) above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award, in each case, the value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Laws.

(b) Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator. In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following:

(i) cash or check, bank draft, or money order payable to the order of the Company;

(ii) wire transfer of immediately available funds;

(iii) with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Participant (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written instructions to the Company to deliver the purchased Shares directly to such brokerage firm in order to complete the sale transaction;

(iv) any combination of the foregoing methods of payment; or

(v) in any other form of legal consideration that may be acceptable to the Administrator.

The Administrator may at any time or from time to time, by adoption of or by amendment to the standard forms of Award Agreement described in Section 4(b)(v), or by other means, grant Awards which do not permit all of the foregoing forms of consideration to be used in payment for the Shares or which otherwise restrict one or more forms of consideration.

(c) Taxes. No Shares shall be delivered under the Plan to any Participant or other person until such Participant or other person has made arrangements acceptable to the Administrator for the satisfaction of any income and employment tax withholding obligations under any Applicable Laws. Upon the grant, exercise, vesting or settlement of an Award, as applicable, the Company shall withhold or collect from Participant an amount sufficient to satisfy such tax obligations. The Company or any Related Entity shall have the sole discretion and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all applicable taxes (including the Participant’s payroll tax obligations) required or permitted by Applicable Laws to be withheld with respect to any taxable event concerning a Participant arising as a result of the Plan. For purposes of this Section 10(c), the term “Company” shall mean to include any Related Entity.

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11. Exercise of Award.

(a) Procedure for Exercise; Rights as a Shareholder.

(i) Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

(ii) Unless the Award Agreement provides otherwise, an Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares in the manner as provided for in Section 10(b) with respect to which the Award is exercised and applicable withholding taxes are remitted or withheld as provided in Section 10(c).

(b) Exercise of Award Following Termination of Continuous Service.

(i) An Award may be exercised following the termination of a Participant’s Continuous Service only to the extent provided in the Plan or the Award Agreement.

(ii) Where the Plan or the Award Agreement permits a Participant to exercise an Award following the termination of the Participant’s Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

(c) Exercise in Violation of Applicable Laws. Notwithstanding the foregoing, regardless of whether an Award has otherwise become exercisable, the Award may not be exercised if the Administrator (in its sole discretion) determines that an exercise could violate any Applicable Laws.

12. Conditions Upon Issuance of Shares.

(a) Subject to Section 8, Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, and shall be further subject to the advice of counsel for the Company with respect to such compliance.

(b) As a condition to the issuance of Shares under an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

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(c) As a condition to the issuance of Shares under of an Award and unless otherwise determined by the Administrator, the Participant shall have achieved applicable performance targets or passed applicable annual performance review prior to the date of such exercise.

13. Rights as a Member. Until the Shares are issued pursuant to the Plan and the Award Agreement, no right to vote or receive dividends or any other rights as a member shall exist with respect to the Shares, notwithstanding the exercise of the Award. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

14. Adjustments Upon Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a share split, reverse share split, share dividend, combination or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) as the Administrator may determine in its discretion, any other transaction with respect to Ordinary Shares including a corporate merger, consolidation, acquisition of property or equity, separation (including a spin-off or other distribution of shares or property), reorganization, liquidation (whether partial or complete) or any similar transaction, so that the fair value of the Award immediately after the transaction or event is equal to the fair value of the Award immediately prior to the transaction or event; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator and its determination shall be final, binding and conclusive. Except as the Administrator determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

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15. Change in Control; Privatization Transaction.

(a) In the event of a Change in Control, unless the Award Agreement provides otherwise, each outstanding Award shall be assumed or an equivalent award shall be substituted by, and each right of the Company to repurchase or redeem Shares upon termination of a Participant’s Continuous Service shall be assigned to, the successor entity. (i) If, in the event of a Change in Control, the Award is not assumed or substituted, or the repurchase or redemption right is not assigned, in the case of an outstanding Award, or (ii) if a Privatization Transaction occurs, the Award shall fully vest immediately and the Participant shall have the right to exercise the Award as to all of the Shares covered by the Award, including Shares as to which it would not otherwise be vested or exercisable, and, in the case of Restricted Shares, the Company’s repurchase or redemption right shall lapse immediately and all of the Restricted Shares subject to the repurchase or redemption right shall become vested. If the Award becomes fully vested and exercisable, in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Participant in writing or electronically that the Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Award shall terminate upon the expiration of such period; provided that, in the event of the proposed merger or consolidation of the Company with any other corporation as set forth in Section 2(i)(iii) hereof, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Company has the right to redeem/purchase all or part of the Participant’s Award at the Fair Market Value of such Award, and the Company may use commercially reasonable efforts to allow such Participant to swap the rest of the vested portion of the Award, which are not fully redeemed or repurchased, but only to the extent that the Award was vested and exercisable as of the date fifteen (15) days prior to the proposed transaction, to the applicable equity awards of the successor corporation (subject to the terms and conditions of the share-based compensation plan of the successor corporation). The balance of the Shares underlying the Awards shall be forfeited as of the date fifteen (15) days prior to the proposed transaction, unless the Award Agreement provides otherwise. For purposes of this Section 15, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share covered by the Award immediately prior to the Change in Control, the consideration (whether shares, cash, or other securities or property) received in connection with the Change in Control by holders of Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if the consideration received in the Change in Control is not solely common stock or ordinary shares of the successor corporation, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share covered by the Award, to be solely common stock or ordinary shares of the successor corporation equal in Fair Market Value to the per Share consideration received by holders of Shares in the Change in Control.

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(b) In addition, notwithstanding the foregoing provisions of Section 15(a), in the event of a Change in Control or a Privatization Transaction, the Committee may in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the difference between the exercise price and the price per share of the Shares received or to be received by other shareholders of the Company in the event. In the case of any Option with an exercise price that equals or exceeds the price paid for the Shares in connection with the Change in Control or the Privatization Transaction, the Committee may cancel the Option without the payment of consideration therefor.

16. Effective Date and Term of Plan. The Plan shall become effective upon the date hereof (the “Effective Date”). Unless otherwise terminated by the Board pursuant to Section 17(a), the Plan shall continue in effect for a term of ten (10) years after the Effective Date. Subject to Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

17. Amendment, Suspension or Termination of the Plan.

(a) The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s shareholders to the extent such approval is required by Applicable Laws.

(b) No Award may be granted during any suspension of the Plan or after termination of the Plan.

18. Reservation of Shares.

(a) The Company, during the term of the Plan, will at all times reserve such number of Shares as shall be sufficient to satisfy the Company’s obligations to deliver Shares pursuant to the requirements of the Plan.

(b) The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

19. Legending Share Certificates. In order to enforce any restrictions imposed upon Shares issued upon the exercise of Awards, the Administrator may cause a legend or legends to be placed on any share certificates representing the Shares, which legend or legends shall make appropriate reference to the restrictions, including, without limitation, a restriction against sale of the Shares for any period as may be required by Applicable Laws.

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20. No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Participant any right with respect to the Participant’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Participant’s Continuous Service at any time, with or without Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Participant who is employed at will is in no way affected by its determination that the Participant’s Continuous Service has been terminated for Cause for the purposes of this Plan.

21. No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation.

22. Vesting Schedule. The Awards to be issued to any Participant under the Plan shall be subject to the vesting schedule as specified in the Award Agreement.

23. Unfunded Obligation. Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Company or a Related Entity. The Participants shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

24. Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

25. Foreign Participation. To assure the viability of Awards granted to Participants employed in countries other than the British Virgin Islands, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Committee approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country.

26. Governing Law. The Plan shall be governed by and construed in accordance with the laws of British Virgin Islands. The Plan shall operate subject to the Articles and any shareholders agreement of the Company (as may be amended and restated from time to time). A Participant’s sole remedy for any Claim shall be against the Company, and no Participant shall have any claim or right of any nature against any Related Entity, shareholder or existing or former director, officer or Employee of the Company or any Related Entity. The individuals and entities described above in this Section 26 (other than the Company) shall be third-party beneficiaries of this Plan for purposes of enforcing the terms of this Section 26.

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13A-16 OR 15D-16 UNDER

THE SECURITIES EXCHANGE ACT OF 1934

For the month of February 2021

Commission File Number: 001-38799

SCIENJOY HOLDING CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

3rd Floor, JIA No. 34, Shenggu Nanli

Chaoyang District, Beijing

People’s Republic of China

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒       Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

Entry into Material Definitive Agreements

On February 23, 2021, Scienjoy Holding Corporation (“We”, “Us” or the “Company”) entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) with White Lion Capital LLC, a Nevada limited liability company (the “White Lion Capital”), which provides that, upon the terms and subject to the conditions and limitations set forth therein, White Lion Capital is committed to purchase our Ordinary Shares, no par value, with an aggregate offering price of up to $30,000,000 (“Commitment Amount”) from time to time during the Commitment Period, which starts on the date of the filing of the initial registration statement covering the resale of securities issued under the Purchase Agreement, and shall terminate on the earlier of (i) the date on which White Lion Capital shall have purchased shares equal to the Commitment Amount, (ii) the six month anniversary of the filing of such initial registration statement, or (iii) the date on which the Purchase Agreement is terminated.

Under the Purchase Agreement, on any trading day selected by us, provided that the closing price of our Ordinary Shares upon the delivery of a purchase notice is greater than or equal to $0.25, we have the right, but not the obligation, to present White Lion Capital with a purchase notice, directing White Lion Capital (as principal) to purchase up to a certain amount shares of our Ordinary Shares (“Purchase Notice”). The maximum number of Ordinary Shares to be sold under each Purchase Notice shall be determined by the lesser of (i) 300% of the average daily trading volume during the five (5) trading days immediately prior to the delivery of the Purchase Notice, or (ii) $1,000,000 divided by the highest closing price of our Ordinary Shares during the five (5) trading days immediately prior to the delivery of the Purchase Notice, which calculation amount may be increased to $2,000,000 once White Lion Capital has funded $5,000,000 to the Company at the mutual consent of the Company and White Lion Capital. Notwithstanding the foregoing, we and White Lion Capital may elect a negotiated fixed purchase at any time during the Commitment Period provided that the closing price of our Ordinary Shares upon delivery of such fixed purchase notice is greater than or equal to $0.25 (“Fixed Purchase Notice”).

For Purchase Notices, the purchase price per share to be paid by White Lion Capital will be 87.5% of the lowest daily volume-weighted average price of our Ordinary Shares during a valuation period, which is five (5) trading days prior to the applicable closing date with respect to a regular Purchase Notice (“Purchase Price”). The Fixed Purchase Notice will set forth a fixed number of shares and a fixed purchase price mutually agreed by the Company and White Lion Capital. The fixed purchased price shall be greater than or equal to $0.25 but could be higher or lower than the Purchase Price for a regular Purchase Notice. In the event that the fixed purchase price is substantially lower than the regular Purchase Price, which is 87.5% of the lowest daily volume-weighted average price of our Ordinary Shares during a valuation period, the equity value of the existing shareholders might be significantly diluted.

A Purchase Notice or Fixed Purchase Notice shall be deemed delivered to White Lion Capital on (i) the business day it is received by email by the White Lion Capital if such notice is received on or prior to 4:00 p.m. New York time or (ii) the next business day if it is received by email after 4:00 p.m. New York time on a business day or at any time on a day which is not a business day. For Purchase Notices, White Lion Capital shall deposit into an escrow account a dollar amount which is 110% of the Purchase Notice Escrow Pricing Amount, which is 87.5% of the highest closing price of the Ordinary Shares during the five (5) trading days prior to the delivery of a Purchase Notice, multiplied by the number of shares listed in such Purchase Notice. For Fixed Purchase Notices, the deposit amount shall be equal to the fixed purchase price multiplied by the fixed number of shares as agreed by the Company and White Lion Capital The escrow deposit shall be completed by the second business day following the delivery of a Purchase Notice. The number of Ordinary Shares referenced in each Purchase Notice shall be delivered to White Lion Capital no later than the business day after the escrow agent notifies us of White Lion Capital’s escrow deposit payment. With respect to a Purchase Notice, the closing date is the sixth (6th) trading day after the business day on which White Lion Capital receives the shares. With respect to a Fixed Purchase Notice, the closing date is the trading day after the business day on which White Lion Capital receives the shares. At the closing, the investment amount shall be released from the escrow account to us. In the event that the investment amount exceeds 150% of the Purchase Notice Escrow Pricing Amount, the investment amount shall be 150% of the Purchase Notice Escrow Pricing Amount for that applicable Purchase Notice. White Lion Capital shall return to the transfer agent, by 4:00 p.m. New York time on the closing, any balance of unsold shares, which means, the difference between the amount of shares set forth on the Purchase Notice and the amount of shares pursuant to the investment amount (unless waived by White Lion Capital in writing). Any fixed purchase transaction is not subject to the foregoing limit.

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White Lion Capital has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement, provided that the closing price of the Ordinary Shares upon delivery of a purchase notice is greater than or equal to $0.25, and subject to the Commitment Amount and other limitations, as described above.

On Feburary 23, 2021, the Company entered into an escrow agreement (the “Escrow Agreement”) with White Lion Capital, and Indeglia PC (the “Escrow Agent”) to establish an escrow account with the Escrow Agent in connection with the transaction contemplated by the Purchase Agreement. The deposit funds to be made by White Lion Capital shall not be released by the Escrow Agent unless the Escrow Agent receives a joint written instruction issued by White Lion Capital and the Company.

In connection with the Purchase Agreement, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with White Lion Capital, pursuant to which, we agreed to, within seven (7) trading days after February 23, 2021, file with the Securities and Exchange Commission a registration statement, covering the resale of the maximum number of our Ordinary Shares underlying the Purchase Agreement, as shall be permitted to be included thereon in accordance with applicable SEC rules, regulations and interpretations so as to permit the resale of such Ordinary Shares by White Lion Capital. If the amount of shares initially registered is insufficient, the Company shall amend the registration statement or file a new registration statement, so as to cover all Ordinary Shares acquired by White Lion Capital pursuant to the Purchase Agreement as soon as practicable and in no event later than ten (10) business days after the necessity arises, subject to any limits that may be imposed by the SEC pursuant to Rule 415 under the Securities Act of 1933, as amended, and the rules and regulations thereunder.

The foregoing summary description of each of the Purchase Agreement, Escrow Agreement, and Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the Purchase Agreement, Registration Rights Agreement, and Escrow Agreement, which are filed as Exhibit 99.1, 99.2, and 99.3 respectively to this Current Report on Form 6-K, and each is hereby incorporated herein by reference.

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Common Stock Purchase Agreement between Scienjoy Holding Corporation and White Lion Capital LLC, dated February 23, 2021.
99.2	Registration Rights Agreement between Scienjoy Holding Corporation and White Lion Capital LLC, dated February 23, 2021.
99.3	Escrow Agreement among Scienjoy Holding Corporation, White Lion Capital LLC, and Indeglia PC, dated February 23, 2021.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Scienjoy Holding Corporation

Date: February 23, 2021	By:	/s/ Xiaowu He
	Name:	Xiaowu He
	Title:	Chief Executive Officer

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Exhibit 99.1

COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement (this “Agreement”) is entered into as of February 23, 2021 (the “Execution Date”), by and between Scienjoy Holding Corporation, a British Virgin Islands corporation (the “Company”), and White Lion Capital, LLC, a Nevada limited liability company (the “Investor”).

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Investor shall purchase, from time to time, as provided herein, and the Company shall issue and sell up to Thirty Million Dollars ($30,000,000) of the Company’s Common Stock (as defined below).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1 DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings specified or indicated (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Agreement” shall have the meaning specified in the preamble hereof.

“Average Daily Trading Volume” shall mean the median daily trading volume of the Company’s Common Stock in the five (5) Trading Days immediately preceding the delivery of a Purchase Notice, as reported by Bloomberg.

“Bankruptcy Law” means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.

“Business Day” shall mean any day other than a Saturday, Sunday or other day which is a federal legal holiday in the United States.

“Claim Notice” shall have the meaning specified in Section 9.3(a).

“Clearing Costs” shall mean the Investor’s broker fee equaling $2,000 off the first tranche and $1,500 off every tranche thereafter.

“Closing” shall mean any one of the closings of a purchase and sale of shares of Common Stock pursuant to Section 2.2.

“Closing Date” shall mean, with respect to the Purchase Notice Shares, the date that is the sixth (6th) Trading Day after the Purchase Notice Date; with respect to the Fixed Purchase Shares, the date that is the Trading Day after the Fixed Purchase Notice Date.

“Commitment Amount” shall mean Thirty Million Dollars ($30,000,000).

“Commitment Period” shall mean the period commencing on the date of the filing of the initial Registration Statement required by this Agreement and the Registration Rights Agreement and ending on the earlier of (i) the date on which the Investor shall have purchased Purchase Notice Shares and/or Fixed Purchase Notice Shares pursuant to this Agreement equal, in the aggregate, to the Commitment Amount, it being understood that such calculation shall be based on the aggregate of the Investment Amount released to the Company, (ii) 6-month anniversary of the filing of the initial Registration Statement required by this Agreement and the Registration Rights Agreement, or (iii) the date on which this Agreement is terminated in accordance with Section 10.6.

“Common Stock” shall mean the Company’s ordinary shares, no par value, and any shares of any other class of capital stock whether now or hereafter authorized, having the right to participate in the distribution of dividends (as and when declared) and assets (upon liquidation of the Company).

“Common Stock Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company” shall have the meaning specified in the preamble to this Agreement.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Damages” shall mean any loss, claim, damage, liability, cost and expense (including, without limitation, reasonable attorneys’ fees and disbursements and costs and expenses of expert witnesses and investigation).

“Dispute Period” shall have the meaning specified in Section 9.3(a).

“DTC” shall mean The Depository Trust Company, or any successor performing substantially the same function for the Company.

“DTC/FAST Program” shall mean the DTC’s Fast Automated Securities Transfer Program.

“DWAC” shall mean Deposit Withdrawal at Custodian as defined by the DTC.

“DWAC Eligible” shall mean that (a) the Common Stock is eligible at DTC for full services pursuant to DTC’s Operational Arrangements, including, without limitation, transfer through DTC’s DWAC system, (b) the Company has been approved (without revocation) by the DTC’s underwriting department, (c) the Transfer Agent is approved as an agent in the DTC/FAST Program, (d) the Securities are otherwise eligible for delivery via DWAC, and (e) the Transfer Agent does not have a policy prohibiting or limiting delivery of the Securities via DWAC.

“DWAC Shares” means shares of Common Stock that are (i) issued in electronic form, (ii) freely tradable and transferable and without restriction on resale and (iii) timely credited by the Company to the Investor’s or its designee’s specified DWAC account with DTC under the DTC/FAST Program, or any similar program hereafter adopted by DTC performing substantially the same function.

“Escrow Account” shall mean an account at an independent commercial bank or with some other mutually agreed party or entity at which Investor shall deposit Escrow Amount for each Purchase Notice or Fixed Purchase Notice pursuant to Section 2.2(b).

“Escrow Agreement” means the escrow agreement to be entered into by and among the Company, the Investor and the Escrow Agent, pursuant to which the Investor shall deposit the Investment Amounts with the Escrow Agent to be applied to the transactions contemplated hereunder, as set forth in Exhibit C.

“Escrow Amount” means, with respect to the Purchase Notice Shares, 110% of the applicable Purchase Notice Escrow Pricing Amount; with respect to the Fixed Purchase Notice Shares, (i) the purchase price as agreed to by the parties multiplied by (ii) the amount of Fixed Purchase Notice Shares as agreed to by the parties.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Cap” shall have the meaning set forth in Section 7.1(c).

“Execution Date” shall have the meaning specified in the preamble to this Agreement.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

“Fixed Purchase” shall mean a purchase and sale of Common Stock whereby the Company and Investor agree in writing to a negotiated purchase of Common Stock as outlined in a Fixed Purchase Notice; provided that, the purchase price in the Fixed Purchase transaction shall be greater than or equal to the Floor Price.

“Fixed Purchase Notice” shall mean a written notice from the Company, substantially in the form of Exhibit B hereto, mutually agreed to by the Investor setting forth the Fixed Purchase Notice Shares (and applicable Escrow Amount) which the Company intends to sell to the Investor.

“Fixed Purchase Notice Date” shall mean the Business Day on which the Investor receives the DWAC Shares set forth in the Fixed Purchase Notice in its brokerage account.

“Fixed Purchase Notice Shares” shall mean all shares of Common Stock issued, or that the Company shall be entitled to issue, per applicable Fixed Purchase Notice in accordance with the terms and conditions of this Agreement.

“Floor Price” shall mean $0.25.

“Indemnified Party” shall have the meaning specified in Section 9.2.

“Indemnifying Party” shall have the meaning specified in Section 9.2.

“Indemnity Notice” shall have the meaning specified in Section 9.3(b).

“Investment Amount” shall mean the Purchase Notice Amount (or, as applicable, the price of Fixed Purchase Notice Shares being purchased) less Clearing Costs.

“Investor” shall have the meaning specified in the preamble to this Agreement.

“Legal Document Prep Fee” shall mean $15,000.

“Lien” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right, or other restriction.

“Material Adverse Effect” shall mean any effect on the business, operations, properties, or financial condition of the Company that is material and adverse to the Company and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to enter into and perform its obligations under any Transaction Document.

“Person” shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Principal Market” shall mean any of the national exchanges (i.e. NYSE, NYSE MKT, Nasdaq (Capital Market, Global or Global Select)), or principal quotation systems (i.e. OTCQX, OTCQB, OTC Pink, the OTC Bulletin Board), or other principal exchange or recognized quotation system which is at the time the principal trading platform or market for the Common Stock.

“Purchase Notice” shall mean a written notice from the Company, substantially in the form of Exhibit A hereto, to Investor setting forth the Purchase Notice Shares (and applicable Escrow Amount) which the Company intends to require Investor to purchase pursuant to the terms of this Agreement.

“Purchase Notice Amount” shall mean, with respect to the Purchase Notice Shares, the Purchase Price multiplied by the Purchase Notice Shares as set forth on the Purchase Notice; with respect to the Fixed Purchase Notice Shares, the purchase price as agreed to by the parties multiplied by the Fixed Purchase Notice Shares as set forth in the Fixed Purchase Notice.

“Purchase Notice Date” shall mean the Business Day on which the Investor receives the DWAC Shares set forth in the Purchase Notice in its brokerage account.

“Purchase Notice Escrow Pricing Amount” shall mean (i) 87.5% of (ii) the highest closing price of the Common Stock during the five (5) Trading Days prior to the delivery of a Purchase Notice multiplied by the Purchase Notice Shares as set forth on the Purchase Notice.

“Purchase Notice Limit” shall mean the lower of

A.	300% of the Average Daily Trading Volume with the ability to increase after the funding of $2,000,000 contingent on written consent by the Investor; and

B.	$1,000,000 divided by the highest closing price of the Common Stock during the five (5) Trading Days prior to the delivery of a Purchase Notice; provided that once the Investor has funded $5,000,000 to the Company, the foregoing limitation shall be increased to $2,000,000 divided by the highest closing price of the Common Stock during the five (5) Trading Days prior to the delivery of a Purchase Notice at mutual consent.

“Purchase Notice Shares” shall mean all shares of Common Stock issued, or that the Company shall be entitled to issue, per applicable Purchase Notice in accordance with the terms and conditions of this Agreement.

“Purchase Price” shall mean 87.5% of the lowest daily volume weighted average price of the Common Stock during the Valuation Period as reported by Bloomberg.

“Registration Rights Agreement” means the registration rights agreement to be entered into by and among the Company and the Investor, in the form set forth in Exhibit D.

“Registration Statement” shall have the meaning specified in Section 6.2.

“Regulation D” shall mean Regulation D promulgated under the Securities Act.

“Rule 144” shall mean Rule 144 under the Securities Act or any similar provision then in force under the Securities Act.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Documents” shall have the meaning specified in Section 4.5.

“Securities” mean the Purchase Notice Shares, Fixed Purchase Notice Shares, and all other securities issued to the Investor by the Company pursuant to this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Short Sales” shall mean all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act.

“Subsidiary” means any Person the Company wholly-owns or controls, or in which the Company, directly or indirectly, owns a majority of the voting stock or similar voting interest, in each case that would be disclosable pursuant to Item 601(b)(21) of Regulation S-K promulgated under the Securities Act.

“Third Party Claim” shall have the meaning specified in Section 9.3(a).

“Trading Day” shall mean a day on which the Principal Market shall be open for the full or half trading day.

“Transaction Documents” shall mean this Agreement, the Registration Rights Agreement, the Escrow Agreement, and all schedules and exhibits hereto and thereto.

“Transfer Agent” shall mean the current transfer agent of the Company, and any successor transfer agent of the Company.

“Valuation Period” shall mean the five (5) Trading Days prior to the applicable Closing Date.

“$” shall mean US Dollar.

ARTICLE II
PURCHASE AND SALE OF COMMON STOCK

Section 2.1 PURCHASE NOTICES. Upon the terms and conditions set forth herein (including, without limitation, the provisions of Article VII), provided that the closing price of the Common Stock upon delivery of a Purchase Notice is greater than or equal to the Floor Price, the Company shall have the right, but not the obligation, to direct the Investor, by its delivery to the Investor of a Purchase Notice from time to time, to purchase Purchase Notice Shares at the Purchase Price provided that the amount of Purchase Notice Shares shall not exceed the Purchase Notice Limit or the Beneficial Ownership Limitation set forth in Section 7.2(g). The Company may not deliver a subsequent Purchase Notice until the Closing of an active Purchase Notice, except if waived by the Investor in writing. In addition, the Company and the Investor may negotiate a Fixed Purchase transaction and in such case, the Company shall deliver a Fixed Purchase Notice to the Investor, to direct the Investor to purchase certain number of Fixed Purchase Notice Shares at a price as agreed to by the parties, it being understood that such Fixed Purchase transaction shall not be subject to the Purchase Notice Limit.

Section 2.2 MECHANICS.

(a) PURCHASE NOTICE. At any time and from time to time during the Commitment Period, except as provided in this Agreement, the Company may deliver a Purchase Notice or Fixed Purchase Notice to Investor, subject to satisfaction of the conditions set forth in Section 7.2 and otherwise provided herein. Upon receipt of Purchase Notice, Investor shall deposit into Escrow Account the Escrow Amount (unless waived by parties) and cause the Escrow Agent to notify the Company of such deposit. The Investor shall wire the Escrow Pricing Amount no later than 5:00 p.m. New York Time on the second (2nd) Business Day following the delivery of a Purchase Notice. Upon receipt of the notification from the Escrow Agent of the Investor’s deposit of the Escrow Amount (unless waived by parties), the Company shall deliver the Purchase Notice Shares (or Fixed Purchase Notice Shares, as applicable) as DWAC Shares to the Investor. no later than 5:00 p.m. New York time on the Business Day following the receipt of such notification.

(b)  DELIVERY OF PURCHASE NOTICE. A Purchase Notice or Fixed Purchase Notice shall be deemed delivered on the later of (i) the Business Day it is received by email by the Investor if such notice is received on or prior to 4:00 p.m. New York time or (ii) the next Business Day if it is received by email after 4:00 p.m. New York time on a Business Day or at any time on a day which is not a Business Day.

(c) CLOSING. The Closing of a Purchase Notice or a Fixed Purchase Notice shall occur on the Closing Date. At the Closing,

A. the Investment Amount shall be released from the Escrow Account to the Company.  If the Escrow Amount is below the Investment Amount at Closing Date, Investor will deliver such shortfall/difference in additional funds to the Escrow Agent prior to Closing and such additional funds shall be released from the Escrow Account to the Company at the Closing. All delivery and release of the funds under this section shall be made by wire transfer of immediately available funds to an account designated by the Company.

B.  With respect to the Purchase Notice Shares, in the event that the Investment Amount exceeds 150% of the Purchase Notice Escrow Pricing Amount, Investment Amount shall be 150% of the Purchase Notice Escrow Pricing Amount for that applicable Purchase Notice and the Investor shall return to the Transfer Agent, by 4:00 p.m. New York time on the Closing Date, any balance of unsold Purchase Notices Shares, which means, the difference between the Purchase Notice Shares set forth on the Purchase Notice and the amount of shares pursuant to the Investment Amount (unless waived by the Investor in writing),  it being understood that the Fixed Purchase transaction shall not be subject to the foregoing limit.

C. The Investor shall prepare, execute and deliver to the Company a closing statement in the form set forth in Exhibit E setting forth the following line items: (i) the applicable Purchase Price (with respect to the Purchase Notice Shares) or the applicable purchase price as agreed to by the parties (with respect to the Fixed Purchase Notice Shares), (ii) the Investment Amount, (iii) the Clearing Costs, (iv) the number of shares of Common Stock sold to the Investor upon closing of the applicable Purchase Notice (or Fixed Purchase Notice, as applicable), and (v) other items as reasonably requested by the Company.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF INVESTOR

The Investor represents and warrants to the Company that:

Section 3.1 INTENT. The Investor is entering into this Agreement for its own account and the Investor has no present arrangement (whether or not legally binding) at any time to sell the Securities to or through any Person in violation of the Securities Act or any applicable state securities laws; provided, however, that the Investor reserves the right to dispose of the Securities at any time in accordance with federal and state securities laws applicable to such disposition.

Section 3.2 NO LEGAL ADVICE FROM THE COMPANY. The Investor acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel and investment and tax advisors. The Investor is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of its representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

Section 3.3 ACCREDITED INVESTOR. The Investor is an accredited investor as defined in Rule 501(a)(3) of Regulation D, and the Investor has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Securities. The Investor acknowledges that an investment in the Securities is speculative and involves a high degree of risk.

Section 3.4 AUTHORITY. The Investor has the requisite power and authority to enter into and perform its obligations under the Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Documents and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action and no further consent or authorization of the Investor is required. The Transaction Documents to which it is a party has been duly executed by the Investor, and when delivered by the Investor in accordance with the terms hereof, will constitute the valid and binding obligation of the Investor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

Section 3.5 NOT AN AFFILIATE. The Investor is not an officer, director or “affiliate” (as that term is defined in Rule 405 of the Securities Act) of the Company.

Section 3.6 ORGANIZATION AND STANDING. The Investor is an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents.

Section 3.7 ABSENCE OF CONFLICTS. The execution and delivery of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby and compliance with the requirements hereof and thereof, will not (a) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Investor, (b) violate any provision of any indenture, instrument or agreement to which the Investor is a party or is subject, or by which the Investor or any of its assets is bound, or conflict with or constitute a material default thereunder, (c) result in the creation or imposition of any lien pursuant to the terms of any such indenture, instrument or agreement, or constitute a breach of any fiduciary duty owed by the Investor to any third party, or (d) require the approval of any third-party (that has not been obtained) pursuant to any material contract, instrument, agreement, relationship or legal obligation to which the Investor is subject or to which any of its assets, operations or management may be subject.

Section 3.8 DISCLOSURE; ACCESS TO INFORMATION. The Investor had an opportunity to review copies of the SEC Documents filed on behalf of the Company and has had access to all publicly available information with respect to the Company.

Section 3.9 MANNER OF SALE. At no time was the Investor presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising by the Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Investor that, except as disclosed in the SEC Documents or except as set forth in the disclosure schedules hereto, that as of the Execution Date and as of each Closing Date unless otherwise expressly provided below:

Section 4.1 ORGANIZATION OF THE COMPANY. The Company is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company is not in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. The Company is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

Section 4.2 AUTHORITY. The Company has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents. The execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required. The Transaction Documents have been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

Section 4.3 CAPITALIZATION. As of the Execution Date, the authorized capital stock of the Company consisted of unlimited authorized shares of Common Stock, of which 27,037,302 shares were issued and outstanding. All of such outstanding shares of capital stock of the Company, were, or upon issuance will be, duly authorized, validly issued, fully paid and non-assessable. No shares of capital stock of the Company are subject to preemptive rights or any other similar rights of the shareholders of the Company or any liens or encumbrances imposed through the actions or failure to act of the Company. As of the Execution Date, other than as reflected in the SEC filings of the Company (i) there are no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of the Company, or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company, (ii) there are no agreements or arrangements under which the Company is obligated to register the sale of any of its or their securities under the 1933 Act (except for the Transaction Documents) and (iii) there are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) that will be triggered by the issuance of any of the Securities. The Company has furnished to the Investor true and correct copies of the Company’s certificate of incorporation, articles of incorporation and other constituent documents as in effect on the Execution Date (“Certificate of Incorporation”), the Company’s by-laws, as in effect on the Execution Date, and the terms of all securities convertible into or exercisable for Common Stock of the Company and the material rights of the holders thereof in respect thereto.

Section 4.4 LISTING AND MAINTENANCE REQUIREMENTS. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. The Company has not, in the twelve (12) months preceding the Execution Date, received notice from the Principal Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Principal Market. The Company is and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

Section 4.5 SEC DOCUMENTS; DISCLOSURE. Except as set forth on Schedule 4.5, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the one (1) year preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and other federal laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (a) as may be otherwise indicated in such financial statements or the notes thereto or (b) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments). Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company confirms that neither it nor any other Person acting on its behalf has provided the Investor or its agents or counsel with any information that it believes constitutes or might constitute material, non-public information. The Company understands and confirms that the Investor will rely on the foregoing representation in effecting transactions in securities of the Company.

Section 4.6 VALID ISSUANCES. The Securities are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid, and non-assessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents.

Section 4.7 NO CONFLICTS. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Securities, do not and will not: (a) result in a violation of the Company’s or any Subsidiary’s certificate or articles of incorporation, by-laws or other organizational or charter documents, (b) conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, acceleration or cancellation of, any agreement, indenture, instrument or any “lock-up” or similar provision of any underwriting or similar agreement to which the Company or any Subsidiary is a party, or (c) result in a violation of any federal, state or local law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect) nor is the Company otherwise in violation of, conflict with or in default under any of the foregoing. The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for possible violations that either singly or in the aggregate do not and will not have a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents (other than any SEC, FINRA or state securities filings that may be required to be made by the Company subsequent to any Closing or any registration statement that may be filed pursuant hereto); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of Investor herein.

Section 4.8 NO MATERIAL ADVERSE CHANGE. No event has occurred that would have a Material Adverse Effect on the Company that has not been disclosed in subsequent SEC filings.

Section 4.9 LITIGATION AND OTHER PROCEEDINGS. Except as disclosed in the SEC Documents or as set forth on Schedule 4.9, there are no actions, suits, investigations, inquiries or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties, nor has the Company received any written or oral notice of any such action, suit, proceeding, inquiry or investigation, which would have a Material Adverse Effect. Except as disclosed in the SEC Documents, no judgment, order, writ, injunction or decree or award has been issued by or, to the knowledge of the Company, requested of any court, arbitrator or governmental agency which would have a Material Adverse Effect. Except as disclosed in the SEC Documents, there has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company, any Subsidiary or any current or former director or officer of the Company or any Subsidiary.

Section 4.10 REGISTRATION RIGHTS. Except as disclosed in the SEC Documents or as set forth on Schedule 4.10, no Person (other than the Investor) has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company or any Subsidiary.

Section 4.11 ACKNOWLEDGMENT REGARDING INVESTOR’S PURCHASE OF SECURITIES. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby and that the Investor is not (i) an officer or director of the Company, or (ii) an “affiliate” (as defined in Rule 144) of the Company. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by the Investor or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Investor’s purchase of the Securities. The Company further represents to the Investor that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

Section 4.12 NO GENERAL SOLICITATION; PLACEMENT AGENT. Neither the Company, nor any Person acting on its behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Securities.

Section 4.13 NO MARKET MANIPULATION. Neither the Company, nor any Subsidiary has, and to its knowledge no Person acting on either of their behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the S ecurities, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

Section 4.14 NO INTEGRATED OFFERING. Neither the Company, any Subsidiary, nor any of their respective affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the offer and sale of any of the Securities under the Securities Act, whether through integration with prior offerings or otherwise, or cause this offering of the Securities to be integrated with prior offerings by the Company in a manner that would require stockholder approval pursuant to the rules of the Principal Market. The issuance and sale of the Securities hereunder does not contravene the rules and regulations of the Principal Market.

Section 4.15 DTC Eligibility. The Company, through the Transfer Agent, currently participates in the DTC Fast Automated Securities Transfer (FAST) Program and the Common Stock can be transferred electronically to third parties via the DTC Fast Automated Securities Transfer (FAST) Program.

Section 4.16 ABSENCE OF SCHEDULES. In the event that on the Execution Date, the Company does not deliver any disclosure schedule contemplated by this Agreement, the Company hereby acknowledges and agrees that (i) each such undelivered disclosure schedule shall be deemed to read as follows: “Nothing to Disclose” in the applicable disclosure schedule, and (ii) the Investor has not otherwise waived delivery of such disclosure schedule

Section 4.17 CERTAIN FEES.  In the event that any brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents,  the Investor shall have no obligation with respect to any such fees or with respect to any claims made by or on behalf of any such Persons in connection with the transactions contemplated by the Transaction Documents.

ARTICLE V
COVENANTS OF INVESTOR

Section 5.1 SHORT SALES AND CONFIDENTIALITY. Neither the Investor, nor any affiliate of the Investor acting on its behalf or pursuant to any understanding with it, will execute any Short Sales during the period from the Execution Date to the end of the Commitment Period. For the purposes hereof, and in accordance with Regulation SHO, the sale after delivery of a Purchase Notice of such number of shares of Common Stock reasonably expected to be purchased under a Purchase Notice shall not be deemed a Short Sale. The Investor shall, until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company in accordance with the terms of this Agreement, maintain the confidentiality of the existence and terms of this transaction and the information included in the Transaction Documents.

Section 5.2 COMPLIANCE WITH LAW; TRADING IN SECURITIES. The Investor’s trading activities with respect to shares of Common Stock will be in compliance with all applicable state and federal securities laws and regulations and the rules and regulations of FINRA and the Principal Market.

ARTICLE VI
COVENANTS OF THE COMPANY

Section 6.1 LISTING OF COMMON STOCK. The Company shall promptly secure the listing of all of the Securities to be issued to the Investor hereunder on the Principal Market (subject to official notice of issuance) and shall use commercially reasonable best efforts to maintain, so long as any shares of Common Stock shall be so listed, the listing of all such Securities from time to time issuable hereunder. The Company shall use its commercially reasonable efforts to continue the listing and trading of the Common Stock on the Principal Market (including, without limitation, maintaining sufficient net tangible assets) and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of FINRA and the Principal Market.

Section 6.2 FILING OF CURRENT REPORT AND REGISTRATION STATEMENT. The Company agrees that it shall file a Current Report on Form 6-K, including the Transaction Documents as exhibits thereto, with the SEC within the time required by and in compliance with the Exchange Act, relating to the transactions contemplated by, and describing the material terms and conditions of, the Transaction Documents (the “Current Report”). The Company shall permit the Investor to review and comment upon the final pre-filing draft version of the Current Report at least one (1) Trading Day prior to its filing with the SEC, and the Company shall give reasonable consideration to all such comments. The Investor shall use its reasonable best efforts to comment upon the final pre-filing draft version of the Current Report within one (1) Trading Day from the date the Investor receives it from the Company. The Company shall also file with the SEC, within seven (7) Trading Days from Execution Date, a new Registration Statement on Form F-1 (the “Registration Statement”) in compliance with the terms of the Registration Rights Agreement, covering only the resale of the Securities.

Section 6.3 SUBSEQUENT FINANCING; RIGHT OF FIRST REFUSAL.

(a) Subsequent Financing. From the period commencing on the date of the filing of the Registration Statement until 180 days thereafter, the Company covenants and agrees that it will not, without the prior written consent of the Investor, enter into any agreement with any other party or enter into any transaction (or series of transactions) resulting in, committing to, taking any action regarding, or otherwise involving the issuance of any Common Stock, Common Stock Equivalents or any other equity securities of the Company, provided that, the aforementioned restrictions shall not apply to transactions involving (i) investors whose principal operations are located in China and (ii) issuance of the Common Stock.

(b) Right of First Refusal. For a period of 180 days after the filing of the Registration Statement, in the event that the Company receives a Bona Fide Offer of capital or financing from any third party consisting of any securities offering then the Company must, and irrevocably agrees to, first offer such opportunity to the Investor to provide such capital or financing to the Company on the same or similar terms as each respective third party’s terms, and the Investor may in its sole discretion determine whether the Investor will provide such capital or financing; provided that, such rights of first refusal shall not apply to transactions involving (i) investors whose principal operations are located in China and (ii) issuance of the Common Stock. Upon receipt of the third party offer, the Company shall promptly provide notice thereof to the Investor (the “Offer Notice”) and provide copies of the proposed transaction documents. Should the Investor be unwilling or unable to provide such capital or financing to the Company within two (2) Trading Days from the Investor’s receipt of the Offer Notice from the Company, then then Investor must notify the Company whether it consents to the transaction with the third party pursuant to Section 6.3(a) above. A “Bona Fide Offer” is one in which the purchaser is irrevocably and contractually bound to purchase the subject securities from the Company, subject to the Investor’s right of first refusal and consent rights.

ARTICLE VII
CONDITIONS TO DELIVERY OF
PURCHASE NOTICE AND CONDITIONS TO CLOSING

Section 7.1 CONDITIONS PRECEDENT TO THE RIGHT OF THE COMPANY TO ISSUE AND SELL PURCHASE NOTICE SHARES. The right of the Company to issue and sell the Purchase Notice Shares to the Investor is subject to the satisfaction of each of the conditions set forth below:

(a) ACCURACY OF INVESTOR’S REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Investor shall be true and correct in all material respects as of the Execution Date and as of the date of each Closing as though made at each such time.

(b) PERFORMANCE BY INVESTOR. Investor shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Investor at or prior to such Closing.

(c) PRINCIPAL MARKET REGULATION. The Company shall not issue any Securities, and the Investor shall not have the right to receive any Securities, if the issuance of such Securities would exceed the aggregate number of shares of Common Stock which the Company may issue without breaching the threshold (the “Exchange Cap”) of the Companyc’s stockholder approval obligations under the rules or regulations of the Principal Market.

Section 7.2 CONDITIONS PRECEDENT TO THE OBLIGATION OF INVESTOR TO PURCHASE SECURITIES. The obligation of the Investor hereunder to purchase any Purchase Notice Shares or Fixed Purchase Notice Shares is subject to the satisfaction of each of the following conditions:

(a) EFFECTIVE REGISTRATION STATEMENT. The Registration Statement, and any amendment or supplement thereto, and any applicable prospectus, shall remain effective for the resale by the Investor of the Securities and (i) neither the Company nor the Investor shall have received notice that the SEC has issued or intends to issue a stop order with respect to such Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of such Registration Statement, either temporarily or permanently, or intends or has threatened to do so and (ii) no other suspension of the use of, or withdrawal of the effectiveness of, such Registration Statement or related prospectus shall exist.

(b) ACCURACY OF THE COMPANY’S REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company shall be true and correct in all material respects as of the date of this Agreement and as of the date of each Closing (except for representations and warranties specifically made as of a particular date).

(c) PERFORMANCE BY THE COMPANY. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company.

(d) NO INJUNCTION. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or adopted by any court or governmental authority of competent jurisdiction that prohibits or directly and materially adversely affects any of the transactions contemplated by the Transaction Documents, and no proceeding shall have been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by the Transaction Documents.

(e) ADVERSE CHANGES. Since the date of filing of the Company’s most recent SEC Document, no event that had or is reasonably likely to have a Material Adverse Effect has occurred.

(f) NO SUSPENSION OF TRADING IN OR DELISTING OF COMMON STOCK. The trading of the Common Stock shall not have been suspended by the SEC, the Principal Market or FINRA, or otherwise halted for any reason, and the Common Stock shall have been approved for listing or quotation on and shall not have been delisted from the Principal Market. In the event of a suspension, delisting, or halting for any reason, of the trading of the Common Stock during the period of time from the date of delivery of a Purchase Notice until the applicable Closing, the Investor shall have the right to return to the Company any amount of Purchase Notice Shares associated with such Purchase Notice, and the Investment Amount with respect to such Purchase Notice shall be reduced accordingly in the Investor’s sole discretion.

(g) BENEFICIAL OWNERSHIP LIMITATION. The number of Securities then to be purchased by the Investor shall not exceed the number of such shares that, when aggregated with all other shares of Common Stock then owned by the Investor beneficially or deemed beneficially owned by the Investor, would result in the Investor owning more than the Beneficial Ownership Limitation (as defined below), as determined in accordance with Section 16 of the Exchange Act and the regulations promulgated thereunder. For purposes of this Section 7.2(g), in the event that the amount of Common Stock outstanding is greater on a Closing Date than on the date upon which the Purchase Notice associated with such Closing Date is given, the amount of Common Stock outstanding on such issuance of a Purchase Notice shall govern for purposes of determining whether the Investor, when aggregating all purchases of Common Stock made pursuant to this Agreement, would own more than the Beneficial Ownership Limitation following such Closing Date. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately prior to the issuance of shares of Common Stock issuable pursuant to a Purchase Notice. Upon mutual agreement of Company and Investor, expressed in writing upon not less than 61 days’ prior written notice, the Beneficial Ownership Limitation may be increased to 9.99% of the number of shares of the Common Stock outstanding immediately prior to the issuance of shares of Common Stock issuable pursuant to a Purchase Notice. Any such increase from 4.99% to 9.99% will not be effective until the 61st day after such notice is agreed to by the parties.

(h) PRINCIPAL MARKET REGULATION. The issuance of the Securities shall not exceed the Exchange Cap.

(i) NO KNOWLEDGE. The Company shall have no knowledge of any event more likely than not to have the effect of causing the Registration Statement to be suspended or otherwise ineffective (which event is more likely than not to occur within the fifteen (15) Trading Days following the Trading Day on which such Purchase Notice is deemed delivered).

(j) NO VIOLATION OF SHAREHOLDER APPROVAL REQUIREMENT. The issuance of the Securities shall not violate the shareholder approval requirements of the Principal Market.

(k) DWAC ELIGIBLE. The Common Stock must be DWAC Eligible and not subject to a “DTC chill”.

(l) SEC DOCUMENTS. All reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act shall have been filed with the SEC within the applicable time periods prescribed for such filings under the Exchange Act.

(m) TRANSACTION DOCUMENTS. On the Execution Date, the Company shall deliver executed copies of this Agreement, the Registration Rights Agreement and the Escrow Agreement.

(n) GOOD STANDING. The Company shall provide sufficient evidence of its good standing in its jurisdiction of incorporation to the Investor’s reasonable satisfaction.

ARTICLE VIII
LEGENDS

Section 8.1 NO RESTRICTIVE STOCK LEGEND. No restrictive stock legend shall be placed on the share certificates representing the Securities.

Section 8.2 INVESTOR’S COMPLIANCE. Nothing in this Article VIII shall affect in any way the Investor’s obligations hereunder to comply with all applicable securities laws upon the sale of the Common Stock.

ARTICLE IX
NOTICES; INDEMNIFICATION

Section 9.1 INDEMNIFICATION. Each party hereto (an “Indemnifying Party”) agrees to indemnify and hold harmless the other party along with its officers, directors, members, managers, shareholders, employees, and authorized agents and representatives, and each Person or entity, if any, who controls such party within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act or the rules and regulations thereunder (an “Indemnified Party”) from and against any and all Damages, joint or several, and any and all actions in respect thereof to which the Indemnified Party becomes subject to, resulting from, arising out of or relating to (i) any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of the Indemnifying Party contained in this Agreement, (ii) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any registration statement pursuant to the Registration Rights Agreement or any post-effective amendment thereof or supplement thereto, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus or contained in the final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in the light of the circumstances under which the statements therein were made, not misleading, or (iv) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation under the Securities Act, the Exchange Act or any state securities law, as such Damages are incurred, except to the extent such Damages result primarily from the Indemnified Party’s failure to perform any covenant or agreement contained in this Agreement or the Indemnified Party’s negligence, recklessness, fraud, willful misconduct or bad faith in performing its obligations under this Agreement; provided, however, that the foregoing indemnity agreement shall not apply to any Damages of an Indemnified Party to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made by an Indemnifying Party in reliance upon and in conformity with written information furnished to the Indemnifying Party by the Indemnified Party expressly for use in the Registration Statement, any post-effective amendment thereof or supplement thereto, or any preliminary prospectus or final prospectus (as amended or supplemented).

Section 9.2 INDEMNIFICATION PROCEDURE

(a) A party that seeks indemnification under must promptly give the other party notice of any legal action. But a delay in notice does not relieve an Indemnifying Party of any liability to any Indemnified Party, except to the extent the Indemnifying Party shows that the delay prejudiced the defense of the action.

(b) The Indemnifying Party may participate in the defense at any time or it may assume the defense by giving notice to the Indemnified Parties. After assuming the defense, the Indemnifying Party:

(i) must select counsel (including local counsel if appropriate) that is reasonably satisfactory to the Indemnified Parties;

(ii) is not liable to the other party for any later attorney’s fees or for any other later expenses that the Indemnified Parties incur, except for reasonable investigation costs;

(iii) must not compromise or settle the action without the Indemnified Parties consent (which may not be unreasonably withheld); and

(iv) is not liable for any compromise or settlement made without its consent.

(c) If the Indemnifying Party fails to assume the defense within 10 days after receiving notice of the action, the Indemnifying Party shall be bound by any determination made in the action or by any compromise or settlement made by the Indemnified Parties, and also remains liable to pay the Indemnified Parties’ legal fees and expenses.

Section 9.3 METHOD OF ASSERTING INDEMNIFICATION CLAIMS. All claims for indemnification by any Indemnified Party under Sections 9.1 and 9.2 shall be asserted and resolved as follows:

(a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Sections 9.1 and 9.2 is asserted against or sought to be collected from such Indemnified Party by a Person other than a party hereto or an affiliate thereof (a “Third Party Claim”), the Indemnified Party shall deliver a written notification, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim for indemnification that is being asserted under any provision of Sections 9.1 and 9.2 against an Indemnifying Party, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim (a “Claim Notice”) with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party’s ability to defend has been prejudiced by such failure of the Indemnified Party. The Indemnifying Party shall notify the Indemnified Party as soon as practicable within the period ending thirty (30) calendar days following receipt by the Indemnifying Party of either a Claim Notice or an Indemnity Notice (as defined below) (the “Dispute Period”) whether the Indemnifying Party disputes its liability or the amount of its liability to the Indemnified Party under Sections 9.1 9.2 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

(i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 9.3(a), then the Indemnifying Party shall have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings shall be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party shall not be indemnified in full pursuant to Sections 9.1 and 9.2). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this clause (i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided, further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause (i), and except as provided in the preceding sentence, the Indemnified Party shall bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under Sections 9.1 and 9.2 with respect to such Third Party Claim.

(ii) If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 9.3(a), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party(with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this clause (ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability or the amount of its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this clause (ii) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (ii), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability or the amount of its liability to the Indemnified Party with respect to the Third Party Claim under Section 9.2 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability or the amount of its liability to the Indemnified Party with respect to such Third Party Claim, the amount of Damages specified in the Claim Notice shall be conclusively deemed a liability of the Indemnifying Party under Section 9.2 and the Indemnifying Party shall pay the amount of such Damages to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability or the amount of its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute; provided, however, that if the dispute is not resolved within thirty (30) days after the Claim Notice, the Indemnifying Party shall be entitled to institute such legal action as it deems appropriate.

(b) In the event any Indemnified Party should have a claim under Section 9.2 against the Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver a written notification of a claim for indemnity under Section 9.2 specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim (an “Indemnity Notice”) with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that the Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim or the amount of the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim or the amount of the claim described in such Indemnity Notice, the amount of Damages specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 9.2 and the Indemnifying Party shall pay the amount of such Damages to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability or the amount of its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute; provided, however, that if the dispute is not resolved within thirty (30) days after the Claim Notice, the Indemnifying Party shall be entitled to institute such legal action as it deems appropriate.

(c) The Indemnifying Party agrees to pay the Indemnified Party, promptly as such expenses are incurred and are due and payable, for any reasonable legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such claim.

(d) The indemnity provisions contained herein shall be in addition to (i) any cause of action or similar rights of the Indemnified Party against the Indemnifying Party or others, and (ii) any liabilities the Indemnifying Party may be subject to.

ARTICLE X
MISCELLANEOUS

Section 10.1 NOTICES. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (a) personally served, (b) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (c) delivered by reputable air courier service with charges prepaid, or (d) transmitted by hand delivery, or email as a PDF (with read receipt), addressed as set forth below or to such other address as such party shall have specified most recently by written notice given in accordance herewith. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (i) upon hand delivery or delivery by email (with read receipt or other such notice generated by the applicable email system, and in any event, by any reply from the recipient of such notice (including but not limited to any form of reply confirming receipt of such notice)) at the address designated below (if delivered on a Trading Day during normal trading hours where such notice is to be received), or the first Trading Day following such delivery (if delivered other than on a Trading Day during normal business hours where such notice is to be received) or (ii) on the second Trading Day following the date of mailing by express courier service or on the fifth Trading Day after deposited in the mail, in each case, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.

The addresses for such communications shall be:

If to the Company:

Scienjoy Holding Corporation

3rd Floor, JIA No. 34, Shenggu Nanli

Chaoyang District, Beijing

People’s Republic of China (Contact Information)

Attention: Denny Tang

E-mail: denny.tang@scienjoy.com

with a copy to (which copy shall not constitute notice):

Jun He Law Offices LLC

Suite 1919, 630 Fifth Avenue

New York, NY 10111

Attention: Lan Lou, Esq.

E-mail: loul@junhe.com

If to the Investor:

WHITE LION CAPITAL, LLC

16911 San Fernando Mission Blvd Suite #183

Granada Hills, CA 91344

Attention: Nathan Yee, Managing Director

E-mail: team@whitelioncapital.com

with a copy to (which copy shall not constitute notice):

K&L Gates LLP

200 S. Biscayne Blvd., Ste. 3900

Miami, FL 33131

Attention: John D. Owens, III, Esq.

E-mail: john.owens@klgates.com

Either party hereto may from time to time change its address or email for notices under this Section 10.1 by giving at least ten (10) days’ prior written notice of such changed address to the other party hereto.

Section 10.2 GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflicts of law. Each of the Company and the Investor hereby submits to the exclusive jurisdiction of the United States federal and state courts located in New York, New York with respect to any dispute arising under the Transaction Documents or the transactions contemplated thereby.

Section 10.3 JURY TRIAL WAIVER. The Company and the Investor hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in respect of any matter arising out of or in connection with the Transaction Documents.

Section 10.4 ASSIGNMENT. The Transaction Documents shall be binding upon and inure to the benefit of the Company and the Investor and their respective successors. Neither this Agreement nor any rights of the Investor or the Company hereunder may be assigned by either party to any other Person.

Section 10.5 NO THIRD-PARTY BENEFICIARIES. This Agreement is intended for the benefit of the Company and the Investor and their respective successors, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as set forth in Section 9.3.

Section 10.6 TERMINATION. The Company may terminate this Agreement at any time by written notice to the Investor in the event of a material breach of this Agreement by the Investor, or if the closing price of the Common Stock in five (5) consecutive Trading Days during the Commitment Period is below USD $6.00. In addition, this Agreement shall automatically terminate on the earlier of (i) the end of the Commitment Period; (ii) the date that the Company sells and the Investor purchases the total Commitment Amount, it being understood that such calculation shall be based on the aggregate of the Investment Amount released to the Company; or (iii) the date that, pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company, a Custodian is appointed for the Company or for all or substantially all of its property or the Company makes a general assignment for the benefit of its creditors; provided, however, that the provisions of Articles III, IV, V, VI, IX and X shall survive the termination of this Agreement for the longest period allowed under applicable laws.

Section 10.7 ENTIRE AGREEMENT. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the Company and the Investor with respect to the matters covered herein and therein and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

Section 10.8 FEES AND EXPENSES. Except as expressly set forth in the Transaction Documents or any other writing to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay the Clearing Cost associated with each Closing, and any Transfer Agent fees (including any fees required for same-day processing of any instruction letter delivered by the Company), stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Investor. The Investor shall withhold the Legal Document Prep Fee from the Investment Amount with respect to the first tranche of Securities purchased under this Agreement for reimbursement of the Investor’s legal fees

Section 10.9 COUNTERPARTS. The Transaction Documents may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument. The Transaction Documents may be delivered to the other parties hereto by email of a copy of the Transaction Documents bearing the signature of the parties so delivering this Agreement.

Section 10.10 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that such severability shall be ineffective if it materially changes the economic benefit of this Agreement to any party.

Section 10.11 FURTHER ASSURANCES. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 10.12 NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

Section 10.13 EQUITABLE RELIEF. Each party (i) recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the other party, and (ii) in any such case, agrees that the other party shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages. In addition to being entitled to exercise all rights provided herein or granted by law, both parties will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

Section 10.14 TITLE AND SUBTITLES. The titles and subtitles used in this Agreement are used for the convenience of reference and are not to be considered in construing or interpreting this Agreement.

Section 10.15 AMENDMENTS; WAIVERS. No provision of this Agreement may be amended or waived, except in a writing signed by the parties, from and after the date that is one (1) Trading Day immediately preceding the initial filing of the Registration Statement with the SEC. Subject to the immediately preceding sentence, (i) no provision of this Agreement may be amended other than by a written instrument signed by both parties hereto and (ii) no provision of this Agreement may be waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought. No failure or delay in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

Section 10.16 PUBLICITY. The Company and the Investor shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and no party shall issue any such press release or otherwise make any such public statement, other than as required by law, without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which such case the disclosing party shall provide the other party with prior notice of such public statement. Notwithstanding the foregoing, the Company shall not publicly disclose the name of the Investor without the prior written consent of the Investor, except to the extent required by law. The Investor acknowledges that the Transaction Documents may be deemed to be “material contracts,” as that term is defined by Item 601(b)(10) of Regulation S-K, and that the Company may therefore be required to file such documents as exhibits to reports or registration statements filed under the Securities Act or the Exchange Act. The Investor further agrees that the status of such documents and materials as material contracts shall be determined solely by the Company, in consultation with its counsel.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the Execution Date.

Scienjoy Holding Corporation

By:	/s/ Xiaowu He
Name:	Xiaowu He
Title:	Chief Executive Officer

WHITE LION CAPITAL LLC

By:	/s/ Nathan Yee
Name:	Nathan Yee
Title:	Managing Director

Exhibit 99.2

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of February 23, 2021 (the “Execution Date”), is entered into by and between Scienjoy Holding Corporation, a British Virgin Islands corporation (the “Company”), and White Lion Capital, LLC, a Nevada limited liability company (together with it permitted assigns, the “Buyer”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Common Stock Purchase Agreement by and between the parties hereto, dated as of the Execution Date (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”).

WHEREAS, To induce the Buyer to enter into the Purchase Agreement with respect to the purchase of up to Thirty Million ($30,000,000) of Purchase Notice Shares, the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the “Securities Act”), and applicable state securities laws.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Buyer hereby agree as follows:

1. DEFINITIONS.

As used in this Agreement, the following terms shall have the following meanings:

a. “Investor” means the Buyer, any transferee or assignee thereof to whom a Buyer assigns its rights under this Agreement in accordance with Section 9 and who agrees to become bound by the provisions of this Agreement, and any transferee or assignee thereof to whom a transferee or assignee assigns its rights under this Agreement in accordance with Section 9 and who agrees to become bound by the provisions of this Agreement.

b. “Person” means any individual or entity including but not limited to any corporation, a limited liability company, an association, a partnership, an organization, a business, an individual, a governmental or political subdivision thereof or a governmental agency.

c. “Register”, “registered”, and “registration” refer to a registration effected by preparing and filing one or more registration statements of the Company in compliance with the Securities Act and/or pursuant to Rule 415 under the Securities Act or any successor rule providing for offering securities on a continuous basis (“Rule 415”), and the declaration or ordering of effectiveness of such registration statement(s) by the United States Securities and Exchange Commission (the “ SEC ”).

d. “Registrable Securities” means (a) an aggregate of up to $30,000,000 shares of Common Stock, consisting of Purchase Notice Shares and Fixed Purchase Notice Shares, sold under the Purchase Agreement and (b) any shares of common stock issued to the Investor as a result of any stock purchase, stock split, stock dividend, recapitalization, exchange or similar event or otherwise with respect the Purchase Notice Shares and Fixed Purchase Notice Shares.

e. “Registration Statement” means one or more registration statements of the Company on Form F-1 or Form F-3 covering only the sale of the Registrable Securities.

2. REGISTRATION.

a. Mandatory Registration. The Company shall, within seven (7) Business Days from the Execution Date, file with the SEC an initial Registration Statement on Form F-1 covering the maximum number of Registrable Securities (beginning with the Purchase Notice Shares) as shall be permitted to be included thereon in accordance with applicable SEC rules, regulations and interpretations so as to permit the resale of such Registrable Securities by the Investor, including but not limited to under Rule 415 under the Securities Act at then prevailing market prices (and not fixed prices), as mutually determined by both the Company and the Investor in consultation with their respective legal counsel, subject to the aggregate number of authorized shares of Common Stock then available for issuance in its Certificate of Incorporation. The initial Registration Statement shall register only the Registrable Securities. The Investor and its counsel shall have a reasonable opportunity to review and comment upon such Registration Statement and any amendment or supplement to such Registration Statement and any related prospectus prior to its filing with the SEC, and the Company shall give due consideration to all reasonable comments. The Investor shall furnish all information reasonably requested by the Company for inclusion therein. The Company shall use its reasonable best efforts to have the Registration Statement and any amendment declared effective by the SEC at the earliest possible date. The Company shall use reasonable best efforts to keep the Registration Statement effective, including but not limited to pursuant to Rule 415 promulgated under the Securities Act and available for the resale by the Investor of all of the Registrable Securities covered thereby at all times until the earlier of (i) the date as of which the Investor may sell all of the Registrable Securities without restriction pursuant to Rule 144 promulgated under the Securities and (ii) the date on which the Investor shall have sold all the Registrable Securities covered thereby and none of the Commitment Amount remains unpurchased within the Commitment Period (as defined in the Purchase Agreement) under the Purchase Agreement (the “Registration Period”). The Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

b. Rule 424 Prospectus. The Company shall, as required by applicable securities regulations, from time to time file with the SEC, pursuant to Rule 424 promulgated under the Securities Act, the prospectus and prospectus supplements, if any, to be used in connection with sales of the Registrable Securities under the Registration Statement. The Investor and its counsel shall have a reasonable opportunity to review and comment upon such prospectus prior to its filing with the SEC, and the Company shall give due consideration to all such comments. The Investor shall use its reasonable best efforts to comment upon such prospectus within one (1) Business Day from the date the Investor receives the final pre-filing version of such prospectus.

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c. Sufficient Number of Shares Registered. In the event the number of shares available under the Registration Statement is insufficient to cover all of the Registrable Securities, the Company shall amend the Registration Statement or file a new Registration Statement (a “New Registration Statement”), so as to cover all of such Registrable Securities (subject to the limitations set forth in Section 2(a)) as soon as practicable, but in any event not later than ten (10) Business Days after the necessity therefor arises, in the sole discretion of the Company, subject to any limits that may be imposed by the SEC pursuant to Rule 415 under the Securities Act. The Company shall use its reasonable best efforts to cause such amendment and/or New Registration Statement to become effective as soon as practicable following the filing thereof. Unless the Registration Period has ended, in the event that any of the Purchase Notice Shares are not included in the Registration Statement, or have not been included in any New Registration Statement and the Company files any other registration statement under the Securities Act (other than on Form 1-A (including any supplements or amendments thereto), Form S-4, Form S-8, or with respect to other employee related plans or rights offerings) (“Other Registration Statement ”) then the Company shall include in such Other Registration Statement first all of such Purchase Notice Shares that have not been previously registered, second the Fixed Purchase Notice Shares and third any other securities the Company wishes to include in such Other Registration Statement. Unless the Registration Period has ended, the Company agrees that it shall not file any such Other Registration Statement (excluding the exceptions listed above) unless all of the Registrable Securities have been included in such Other Registration Statement or otherwise have been registered for resale as described above.

d. Offering. If the staff of the SEC (the “Staff’) or the SEC seeks to characterize any offering pursuant to a Registration Statement filed pursuant to this Agreement as constituting an offering of securities that does not permit such Registration Statement to become effective and be used for resales by the Investor under Rule 415 at then-prevailing market prices (and not fixed prices), or if after the filing of the initial Registration Statement with the SEC pursuant to Section 2(a), the Company is otherwise required by the Staff or the SEC to reduce the number of Registrable Securities included in such initial Registration Statement, then the Company shall reduce the number of Registrable Securities to be included in such initial Registration Statement (with the prior consent, which shall not be unreasonably withheld, of the Investor and its legal counsel as to the specific Registrable Securities to be removed therefrom) until such time as the Staff and the SEC shall so permit such Registration Statement to become effective and be used as aforesaid. Unless the Purchase Agreement has been terminated or the Registration Period has ended, the Company shall file one or more New Registration Statements in accordance with Section 2(c) until such time as all Registrable Securities have been included in Registration Statements that have been declared effective and the prospectus contained therein is available for use by the Investor. Notwithstanding any provision herein or in the Purchase Agreement to the contrary, the Company’s obligations to register Registrable Securities (and any related conditions to the Investor’s obligations) shall be qualified as necessary to comport with any requirement of the SEC or the Staff as addressed in this Section 2(d).

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3. RELATED OBLIGATIONS.

With respect to the Registration Statement and whenever any Registrable Securities are to be registered pursuant to Section 2 including on any New Registration Statement, the Company shall use its reasonable best efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof and, pursuant thereto, the Company shall have the following obligations:

a. The Company shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to any registration statement and the prospectus used in connection with such registration statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep the Registration Statement or any New Registration Statement effective at all times during the Registration Period, and, during such period, comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities of the Company covered by the Registration Statement or any New Registration Statement until such time as all of such Registrable Securities shall have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such registration statement.

b. The Company shall permit the Investor to review and comment upon the Registration Statement or any New Registration Statement and all amendments and supplements thereto at least two (2) Business Days prior to their filing with the SEC, and not file any document in a form to which Investor reasonably objects. The Investor shall use its reasonable best efforts to comment upon the Registration Statement or any New Registration Statement and any amendments or supplements thereto within one (1) Business Days from the date the Investor receives the final version thereof. The Company shall furnish to the Investor, without charge any correspondence from the SEC or the staff of the SEC to the Company or its representatives relating to the Registration Statement or any New Registration Statement unless such comments represent material, non-public information.

c. Upon request of the Investor, the Company shall furnish to the Investor, (i) promptly after the same is prepared and filed with the SEC, at least one copy of such registration statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits, (ii) upon the effectiveness of any registration statement, a copy of the prospectus included in such registration statement and all amendments and supplements thereto (or such other number of copies as the Investor may reasonably request) and (iii) such other documents, including copies of any preliminary or final prospectus, as the Investor may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities owned by the Investor. For the avoidance of doubt, any filing available to the Investor via the SEC’s live EDGAR system shall be deemed “furnished to the Investor” hereunder.

d. The Company shall use reasonable best efforts to, as applicable, (i) register and qualify the Registrable Securities covered by a registration statement under such other securities or “blue sky” laws of California, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(d), (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. The Company shall promptly notify the Investor who holds Registrable Securities of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Registrable Securities for sale under the securities or “blue sky” laws of California or its receipt of actual notice of the initiation or threatening of any proceeding for such purpose.

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e. As promptly as practicable after becoming aware of such event or facts, the Company shall notify the Investor in writing of the happening of any event or existence of such facts as a result of which the prospectus included in any registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly prepare a supplement or amendment to such registration statement to correct such untrue statement or omission, and deliver a copy of such supplement or amendment to the Investor (or such other number of copies as the Investor may reasonably request). The Company shall also promptly notify the Investor in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and when a registration statement or any post-effective amendment has become effective (notification of such effectiveness shall be delivered to the Investor by email on the same day of such effectiveness), (ii) of any request by the SEC for amendments or supplements to any registration statement or related prospectus or related information, and (iii) of the Company’s reasonable determination that a post-effective amendment to a registration statement would be appropriate.

f. The Company shall use its reasonable best efforts to prevent the issuance of any stop order or other suspension of effectiveness of any registration statement, or the suspension of the qualification of any Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible date and to notify the Investor of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

g. The Company shall (i) cause all the Registrable Securities to be listed on each securities exchange on which securities of the same class or series issued by the Company are then listed, if any, if the listing of such Registrable Securities is then permitted under the rules of such exchange, or (ii) secure designation and quotation of all the Registrable Securities on the Principal Market. The Company shall pay all fees and expenses in connection with satisfying its obligation under this Section.

h. The Company shall cooperate with the Investor to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to any registration statement and enable such certificates to be in such denominations or amounts as the Investor may reasonably request and registered in such names as the Investor may request.

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i. The Company shall at all times provide a transfer agent and registrar with respect to its Common Stock.

j. If reasonably requested by the Investor, the Company shall (i) immediately incorporate in a prospectus supplement or post-effective amendment such information as the Investor reasonably believes should be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities; (ii) make all required filings of such prospectus supplement or post-effective amendment as soon as practicable upon notification of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) supplement or make amendments to any registration statement.

k. The Company shall use its reasonable best efforts to cause the Registrable Securities covered by any registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to consummate the disposition of such Registrable Securities.

l. Within three (3) Business Days after any registration statement which includes the Registrable Securities is ordered effective by the SEC, the Company shall deliver, and shall cause legal counsel for the Company to deliver, to the transfer agent for such Registrable Securities (with copies to the Investor) confirmation that such registration statement has been declared effective by the SEC in the form attached hereto as Exhibit A. Thereafter, if requested by the Investor at any time, the Company shall require its counsel to deliver to the Buyer a written confirmation as to whether or not the effectiveness of such registration statement has lapsed at any time for any reason (including, without limitation, the issuance of a stop order) and whether or not the prospectus is current and available to the Investor for sale of all of the Registrable Securities.

m. The Company shall take all other reasonable actions necessary to expedite and facilitate disposition by the Investor of Registrable Securities pursuant to any registration statement.

4. OBLIGATIONS OF THE INVESTOR.

a. The Company shall notify the Investor in writing of the information the Company reasonably requires from the Investor in connection with any registration statement hereunder. The Investor shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request.

b. The Investor agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of any registration statement hereunder.

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c. The Investor agrees that, upon receipt of any notice from the Company of the happening of any event or existence of facts of the kind described in Section 3(f) or the first sentence of 3(e), the Investor will immediately discontinue disposition of Registrable Securities pursuant to any registration statement(s) covering such Registrable Securities until the Investor’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3(f) or the first sentence of 3(e). Notwithstanding anything to the contrary, the Company shall cause its transfer agent to promptly deliver shares of Common Stock without any restrictive legend in accordance with the terms of the Purchase Agreement in connection with any sale of Registrable Securities with respect to which an Investor has entered into a contract for sale prior to the Investor’s receipt of a notice from the Company of the happening of any event of the kind described in Section 3(f) or the first sentence of Section 3(e) and for which the Investor has not yet settled.

5. EXPENSES OF REGISTRATION.

All reasonable expenses, other than sales or brokerage commissions, incurred in connection with registrations, filings or qualifications pursuant to Sections 2 and 3, including, without limitation, all registration, listing and qualifications fees, printers and accounting fees, and fees and disbursements of counsel for the Company, shall be paid by the Company.

6. INDEMNIFICATION.

a. To the fullest extent permitted by law, the Company will, and hereby does, indemnify, hold harmless and defend the Investor, each Person, if any, who controls the Investor, the members, the directors, officers, partners, employees, agents, representatives of the Investor and each Person, if any, who controls the Investor within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (each, an “Indemnified Person”), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, attorneys’ fees, amounts paid in settlement or expenses, joint or several, (collectively, “Claims”) incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the SEC, whether pending or threatened, whether or not an indemnified party is or may be a party thereto (“Indemnified Damages”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in the Registration Statement, any New Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Registrable Securities are offered, or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in the final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading, (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities pursuant to the Registration Statement or any New Registration Statement or (iv) any material violation by the Company of this Agreement (the matters in the foregoing clauses (i) through (iv) being, collectively, “Violations”). The Company shall reimburse each Indemnified Person promptly as such expenses are incurred and are due and payable, for any reasonable legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6(a): (i) shall not apply to a Claim by an Indemnified Person arising out of or based upon a Violation which occurs in reliance upon and in conformity with information about the Investor furnished in writing to the Company by such Indemnified Person expressly for use in connection with the preparation of the Registration Statement, any New Registration Statement or any such amendment thereof or supplement thereto, if such prospectus was timely made available by the Company upon Investor’s request pursuant to Section 3(c) or Section 3(e); (ii) with respect to any superseded prospectus, shall not inure to the benefit of any such person from whom the person asserting any such Claim purchased the Registrable Securities that are the subject thereof (or to the benefit of any person controlling such person) if the untrue statement or omission of material fact contained in the superseded prospectus was corrected in the revised prospectus, as then amended or supplemented, if such revised prospectus was timely made available by the Company upon Investor’s request pursuant to Section 3(c) or Section 3(e), and the Indemnified Person was promptly advised in writing not to use the incorrect prospectus prior to the use giving rise to a violation and such Indemnified Person, notwithstanding such advice, used it; (iii) shall not be available to the extent such Claim is based on a failure of the Investor to deliver or to cause to be delivered the prospectus made available by the Company, if such prospectus was timely made available by the Company upon Investor’s request pursuant to Section 3(c) or Section 3(e); and (iv) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of the Registrable Securities by the Investor pursuant to Section 9.

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b. Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 6 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be; provided, however, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel with the fees and expenses to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding. The Indemnified Party or Indemnified Person shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party or Indemnified Person which relates to such action or claim. The indemnifying party shall keep the Indemnified Party or Indemnified Person fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effectuated without its written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the consent of the Indemnified Party or Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or Indemnified Person of a release from all liability in respect to such claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Party or Indemnified Person with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 6, except to the extent that the indemnifying party is prejudiced in its ability to defend such action.

c. The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred.

d. The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Party or Indemnified Person against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

7. CONTRIBUTION.

To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 6 to the fullest extent permitted by law; provided, however, that: (i) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of fraudulent misrepresentation; and (ii) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities.

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8. REPORTS AND DISCLOSURE UNDER THE SECURITIES ACTS.

With a view to making available to the Investor the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit the Investor to sell securities of the Company to the public without registration (“Rule 144”), the Company agrees, at the Company’s sole expense, to:

a. make and keep public information available, as those terms are understood and defined in Rule 144;

b. use reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144;

c. furnish to the Investor so long as the Investor owns Registrable Securities, promptly upon request, (i) a written statement by the Company that it has complied with the reporting and or disclosure provisions of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to permit the Investor to sell such securities pursuant to Rule 144 without registration; and

d. take such additional action as is requested by the Investor to enable the Investor to sell the Registrable Securities pursuant to Rule 144, including, without limitation, delivering all such legal opinions, consents, certificates, resolutions and instructions to the Company’s Transfer Agent as may be requested from time to time by the Investor and otherwise fully cooperate with Investor and Investor’s broker to effect such sale of securities pursuant to Rule 144.

9. ASSIGNMENT OF REGISTRATION RIGHTS.

The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investor. The Investor may not assign its rights under this Agreement without the written consent of the Company.

10. AMENDMENT OF REGISTRATION RIGHTS.

No provision of this Agreement may be amended or waived by the parties from and after the date that is one Business Day immediately preceding the initial filing of the Registration Statement with the SEC. Subject to the immediately preceding sentence, no provision of this Agreement may be (i) amended other than by a written instrument signed by both parties hereto or (ii) waived other than in a written instrument signed by the party against whom enforcement of such waiver is sought. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

11. MISCELLANEOUS.

a. A Person is deemed to be a holder of Registrable Securities whenever such Person owns or is deemed to own of record such Registrable Securities. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company shall act upon the basis of instructions, notice or election received from the registered owner of such Registrable Securities.

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b. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile or email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications shall be:

If to the Company:

Scienjoy Holding Corporation

3rd Floor, JIA No. 34, Shenggu Nanli

Chaoyang District, Beijing

People’s Republic of China (Contact Information)

Attention: Denny Tang

E-mail: denny.tang@scienjoy.com

with a copy to (which copy shall not constitute notice):

Jun He Law Offices LLC

Suite 1919, 630 Fifth Avenue

New York, NY 10111

Attention: Lan Lou, Esq.

E-mail: loul@junhe.com

If to the Buyer:

WHITE LION CAPITAL, LLC

Nathan Yee

16911 San Fernando Mission Blvd

Suite #183

Granada Hills, CA 91344

Email: team@whitelioncapital.com

WHITE LION CAPITAL, LLC

16911 San Fernando Mission Blvd Suite #183

Granada Hills, CA 91344

Attention: Nathan Yee, Managing Director

E-mail: team@whitelioncapital.com

with a copy to (which copy shall not constitute notice):

K&L Gates LLP

200 S. Biscayne Blvd., Ste. 3900

Miami, FL 33131

Attention: John D. Owens, III, Esq.

E-mail: john.owens@klgates.com

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or at such other address and/or email number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine or email account containing the time, date, recipient facsimile number or email address, as applicable, and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

c. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New York, New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

d. This Agreement, Purchase Agreement and the other Transaction Documents (as defined in the Purchase Agreement) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement and the other Transaction Documents supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

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e. Subject to the requirements of Section 9, this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties hereto.

f. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

g. This Agreement may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by email in a “.pdf” format data file of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

h. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

i. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party.

j. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

** signature page follows **

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of day and year first above written.

THE COMPANY:

Scienjoy Holding Corporation

By:	/s/ Xiaowu He
Name:	Xiaowu He
Title:	Chief Executive Officer

THE INVESTOR:

WHITE LION CAPITAL, LLC

By:	/s/ Nathan Yee
Name:	Nathan Yee
Title:	Managing Director

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Exhibit 99.3

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is entered into as of February 23, 2021, by and among White Lion Capital LLC, a Nevada limited liability company (“Purchaser”), Scienjoy Holding Corporation, a British Virgin Islands corporation (“Seller”), and Indeglia PC, a California professional corporation (“Escrow Agent”). Purchaser and Seller are sometimes referred to individually as a “Party” and collectively as the “Parties.” For convenience of the Parties only, reference is made to that certain Common Stock Purchase Agreement, dated as of the same date hereof (the “Purchase Agreement”), by and between Purchaser and Seller.

WHEREAS, pursuant to the terms of the Purchase Agreement, Purchaser has agreed to purchase up to $30,000,000 of shares (the “Purchase Notice Shares”) and any additional shares (the “Fixed Purchase Notice Shares” and together with the Purchase Notice Shares, the “Purchase Shares”) of Seller’s ordinary shares, no par value per share and any shares of any other capital stock whether now or hereafter authorized upon the terms and subject to the conditions set forth in the Purchase Agreement.

WHEREAS, pursuant to the terms of the Purchase Agreement, the Parties have agreed to deposit in escrow certain funds and wish such deposit to be subject to the terms and conditions set forth herein.

1. Appointment. The Parties hereby appoint Escrow Agent as their escrow agent for the purposes set forth herein, and Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2. Fund; Reporting.

(a) Purchaser may, from time to time, deposit funds (the “Escrow Funds”) for the purchase of Purchase Shares with the Escrow Agent.  Escrow Agent shall hold the Escrow Funds in the Escrow Agent’s attorney-client trust account. The Parties recognize and agree that the attorney-client trust account is non-interest bearing and that Escrow Agent will not invest any Escrow Funds for benefit of any Party. Upon and on the same day of receipt of the Escrow Funds, Escrow Agent shall use commercially reasonable efforts to notify Seller, via email delivered to the email address of Seller set forth in Section 8, of receipt of the Escrow Funds.

(b) The Parties hereby represent to Escrow Agent that no other tax withholding or information reporting of any kind is required by the Escrow Agent.

3. Disposition and Termination.

(a) Escrow Agent is directed to hold and distribute the Escrow Funds as set forth in this Section 3.

(b) Escrow Agent shall release Escrow Funds in accordance with (i) written instructions that are executed by Authorized Representatives (as defined below) of both Purchaser and Seller substantially in the form of Exhibit A-1 annexed hereto as to the disbursement of some or all of the Escrow Funds (“Joint Payment Instructions”), or (ii) written instructions from an Authorized Representative of the prevailing Party given to effectuate an attached final non-appealable order of a court of competent jurisdiction (a “Court Order”) as to the disbursement of some or all of the Escrow Funds accompanied by a written certification of the prevailing Party’s counsel that such Court Order is final and not subject to any further appeal or proceedings. Escrow Agent shall be entitled conclusively to rely upon any such certification and instruction and shall have no responsibility to review the Court Order to which such certification and instruction refers or to make any determination as to whether such Court Order is final. Copies of any Court Orders will be delivered to Escrow Agent by either the Authorized Representative of Purchaser or Seller and to the other Party.

(c) Amounts distributed pursuant to this Section 3 will be paid to the applicable Party in accordance with wire instructions set forth in Section 3(d) below or furnished by an Authorized Representative of a Party to Escrow Agent and confirmed in accordance with Section 3(e) below.

(d) Notwithstanding anything to the contrary set forth in Section 8, any instructions setting forth, claiming, containing, objecting to, or in any way related to, the transfer or distribution of the Escrow Funds, must be in writing and executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons signing this Agreement or one of their designated persons as set forth on the Designation of Authorized Representatives attached hereto as Schedules 1-A and 1-B (each an “Authorized Representative”), and delivered to Escrow Agent only as a Portable Document Format (“PDF”) (or any electronic signature comply with the U.S. federal ESIGN Act of 2000) attached to an email on a Business Day only at the email address set forth in Section 8 below. Each Designation of Authorized Representatives shall be signed by the Secretary, any Assistant Secretary or other duly authorized officer of the named Party. No instruction for or related to the transfer or distribution of the Escrow Funds shall be deemed delivered and effective unless Escrow Agent actually shall have received it on a Business Day as a PDF (or any electronic signature comply with the U.S. federal ESIGN Act of 2000) attached to an email only at the email address set forth in Section 8 and Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder. Escrow Agent shall not be liable to any Party or other person for refraining from acting upon any instruction for or related to the transfer or distribution of the Escrow Funds if delivered to any other email address, including but not limited to a valid email address of any employee of Escrow Agent.

Each Party authorizes that Escrow Agent to use the following funds transfer instructions (“Initial Standing Instructions”) specified for it below to disburse any funds due to such Party without a verifying call-back or email confirmation as set forth in Section 3(e) below:

Seller:
Bank name:
Bank address:
Account name:
Account No:
SWIFT Code:

Purchaser:
Bank name:
Bank address:
Account name:
Account No:
ABA Number:

(e) If any other funds transfer instructions other than the Initial Standing Instructions are set forth in a permitted instruction from a Party or the Parties in accordance with this Agreement, (any such additional funds transfer instructions, “Additional Standing Instructions” and, together with the Initial Standing Instructions, the “Standing Instructions”), Escrow Agent will confirm such Additional Standing Instructions by a telephone call-back or email confirmation to an Authorized Representatives of such Party or Parties, and Escrow Agent may rely and act upon the confirmation of anyone purporting to be that Authorized Representative. No funds will be disbursed until such confirmation occurs. Each Party agrees that after such confirmation, Escrow Agent may continue to rely solely upon such Additional Standing Instructions and all identifying information set forth therein for such beneficiary without an additional telephone callback or email confirmation. Further, it is understood and agreed that if multiple disbursements are provided for under this Agreement pursuant to any Standing Instructions, only the date, amount and/or description of payments may change without requiring a telephone call-back or email confirmation. The persons designated as Authorized Representatives and telephone numbers for same may be changed only in a writing executed by an Authorized Representative or other duly authorized officer of the applicable Party setting forth such changes and actually received by Escrow Agent as a PDF attached to an email. Escrow Agent will confirm any such change in Authorized Representatives by telephone callback or email confirmation to an Authorized Representative and Escrow Agent may rely and act upon the confirmation of anyone purporting to be that Authorized Representative. Escrow Agent, any intermediary bank and the beneficiary’s bank in any funds transfer may rely upon the identifying number of the beneficiary’s bank or any intermediary bank included in a funds transfer instruction provided by a Party or the Parties and confirmed by an Authorized Representative. Further the beneficiary’s bank in the funds transfer instruction may make payment on the basis of the account number provided in such Party’s or the Parties’ instruction and confirmed by an Authorized Representative even though it identifies a person different from the named beneficiary.

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(f) The Parties acknowledge that there are certain security, corruption, transmission error and access availability risks associated with using open networks such as the internet, and the Parties hereby expressly assume such risks.

(g)  Notwithstanding anything to the contrary contained in this Agreement, in the event that an electronic signature is affixed to an instruction issued hereunder to disburse or transfer funds, Escrow Agent may, at its sole and absolute discretion, require that such instruction be confirmed by a verifying callback (or email confirmation) to an Authorized Representative.

(h) As used in this Section 3, “Business Day” shall mean any day other than a Saturday, Sunday, or any other day on which Escrow Agent located at the notice address set forth below is authorized or required by law or executive order to remain closed. The Parties acknowledge that the security procedures set forth in this Section 3 are commercially reasonable. Upon the earlier of (i) delivery of the Escrow Funds in full by Escrow Agent pursuant to Section 3(i) below; (ii) the termination of the Purchase Agreement; and (iii) the written agreement of each of the Parties, this Agreement shall terminate and the related account(s) shall be closed, subject to the provisions of Section 6 and 7.

(i) This Agreement will be terminated automatically on the date on which all of the Escrow Funds in the aggregate amount of $30,0000,000 have been distributed and the escrow account(s) will be closed. This Agreement may also be terminated at any time by a written agreement executed by each of the Parties.

4. Escrow Agent. Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties, including but not limited to any fiduciary duty, shall be implied. Escrow Agent has no knowledge of, nor any obligation to comply with, the terms and conditions of any other agreement between the Parties, nor shall Escrow Agent be required to determine if any Party has complied with any other agreement. Notwithstanding the terms of any other agreement between the Parties, the terms and conditions of this Agreement shall control the actions of Escrow Agent. Escrow Agent may conclusively rely upon any written notice, document, instruction or request delivered by the Parties believed by it to be genuine and to have been signed by an Authorized Representative(s), as applicable, without inquiry and without requiring substantiating evidence of any kind and Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy, or content of any such document, notice, instruction or request. Any notice, document, instruction, or request delivered by a Party but not required under this Agreement may be disregarded by Escrow Agent and returned to the sending Party. Escrow Agent shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith except to the extent that Escrow Agent’s gross negligence or willful misconduct was the cause of any direct loss to either Party. Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. In the event Escrow Agent shall be uncertain, or believes there is some ambiguity, as to its duties or rights hereunder, or receives instructions, claims, or demands from any Party hereto which in Escrow Agent’s judgment conflict with the provisions of this Agreement, or if Escrow Agent receives conflicting instructions from the Parties, Escrow Agent shall be entitled either to: (a) refrain from taking any action until it shall be given (i) a joint written direction executed by Authorized Representatives of the Parties which eliminates such conflict or (ii) a court order issued by a court of competent jurisdiction (it being understood that Escrow Agent shall be entitled conclusively to rely and act upon any such court order delivered in compliance with Section 3(b)); or (b) file an action in interpleader. Escrow Agent shall have no duty to solicit any payments which may be due it, including, without limitation, the Escrow Funds nor shall Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder. Anything in this Agreement to the contrary notwithstanding, in no event shall Escrow Agent be liable for special, incidental, punitive, indirect, or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

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5. Resignation; Succession. Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving not less than thirty (30) days advance notice in writing of such resignation to the Parties and Escrow Agent may be discharged of its duties or obligations without cause by the Parties at any time upon its receipt of not less than thirty (30) days advance written notice of its discharge from the Parties. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrow Funds (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, appointed by the Parties, or such other person designated by the Parties, or in accordance with the directions of a final court order, at which time of delivery, Escrow Agent’s obligations hereunder shall cease and terminate. If prior to the effective resignation or removal date, the Parties have failed to appoint a successor escrow agent, or to instruct Escrow Agent to deliver the Escrow Funds to another person as provided above, or if such delivery is contrary to applicable law, at any time on or after the effective resignation date, Escrow Agent either (a) may interplead the Escrow Funds with a court located in the County of Los Angeles, State of California and the costs, expenses, and reasonable attorney’s fees (whether the Escrow Agent chooses to represent itself or engage other counsel) which are incurred in connection with such proceeding may be charged against and withdrawn from the Escrow Funds; or (b) appoint a successor escrow agent of its own choice. Any appointment of a successor escrow agent shall be binding upon the Parties and no appointed successor escrow agent shall be deemed to be an agent of Escrow Agent. Escrow Agent shall deliver the Escrow Funds to any appointed successor escrow agent, at which time Escrow Agent’s obligations under this Agreement shall cease and terminate. Any entity into which Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all of the escrow business may be transferred, shall be Escrow Agent under this Agreement without further act.

6. Compensation; Acknowledgment. The Parties agree jointly and severally to pay Escrow Agent upon execution of this Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder, which unless otherwise agreed in writing, shall be as described in Schedule 2. As between the Parties, Seller and Purchaser will each be responsible for one-half of all amounts payable or reimbursable to Escrow Agent under this Section 6 or otherwise provided for in this Agreement. Each of the Parties further agrees to the disclosures and agreements set forth in Schedule 2.

7.  Indemnification and Reimbursement. The Parties agree jointly and severally to indemnify, defend, hold harmless, pay, or reimburse Escrow Agent and its affiliates and their respective successors, assigns, directors, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, costs or expenses (including, without limitation, the fees and expenses of outside counsel (or, if the Escrow Agent chooses to represent itself, the reasonable fees of Escrow Agent) and experts and their staffs and all expense of document location, duplication, and shipment) (collectively “Losses”), arising directly or indirectly from (a) Escrow Agent’s performance of this Agreement, except to the extent that such Losses are determined by a court of competent jurisdiction to have been caused by the gross negligence, willful misconduct, or bad faith of such Indemnitee; and (b) Escrow Agent’s following, accepting or acting upon any instructions or directions, whether joint or singular, from the Parties received in accordance with this Agreement. The Parties hereby grant Escrow Agent a right of set-off against the Escrow Funds for the payment of any claim for indemnification, fees, expenses and amounts due to Escrow Agent or an Indemnitee. In furtherance of the foregoing, Escrow Agent is expressly authorized and directed, but shall not be obligated, to charge against and withdraw from the Escrow Funds for its own account or for the account of an Indemnitee any amounts due to Escrow Agent or to an Indemnitee under Section 6 or 7. The obligations set forth in this Section 7 shall survive the resignation, replacement or removal of Escrow Agent or the termination of this Agreement. Seller and Purchaser agree that irrespective of any joint and several liability that either may have to Escrow Agent under this Agreement, as between them, Seller and Purchaser will each only be liable for 50% of any Losses incurred by Escrow Agent which result in reimbursement or indemnification under this Section 7. As between the Parties, if either Seller or Purchaser incur(s) greater than 50% of any such Losses, Seller or Purchaser, as applicable, will promptly make payment to the other such that each of Seller and Purchaser has borne 50% of all amounts which are paid to Escrow Agent under this Section 7.

8. Notices. Except as otherwise provided in Section 3, all communications hereunder shall be in writing or set forth in a PDF file attached to an email, and all instructions from a Party or the Parties to Escrow Agent shall be executed by an Authorized Representative, and shall be delivered in accordance with the terms of this Agreement by email or overnight courier only to the appropriate email address or notice address set forth for each party as follows:

If to Purchaser:	White Lion Capital LLC
16911 San Fernando Mission Blvd Suite #183
Granada Hills, CA 91344
Attn: Nathan Yee, Managing Director

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with a copy to (which copy shall not constitute notice):

K&L Gates LLP
200 S. Biscayne Blvd., Ste. 3900
Miami, FL 33131
Attn: John D. Owens, III, Esq.

If to Seller:	Scienjoy Holding Corporation
3rd Floor, JIA No. 34, Shenggu Nanli
Chaoyang District, Beijing
People’s Republic of China (Contact Information)
Attn: Denny Tang

If to Escrow Agent:	Indeglia PC
13274 Fiji Way, Suite 250
Marina del Rey, CA 90292
Attention: Marc A. Indeglia

9. Compliance with Court Orders. In the event that a legal garnishment, attachment, levy restraining notice, or court order is served with respect to any of the Escrow Funds, or the delivery thereof shall be stayed or enjoined by an order of a court, Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all such orders so entered or issued, and in the event that Escrow Agent obeys or complies with any such order it shall not be liable to any of the Parties hereto or to any other person by reason of such compliance notwithstanding such order be subsequently reversed, modified, annulled, set aside, or vacated.

10. Miscellaneous. The provisions of this Agreement may be waived, altered, amended, or supplemented only by a writing signed by Escrow Agent and the Parties. Neither this Agreement nor any right or interest hereunder may be assigned by any Party without the prior consent of Escrow Agent and the other Party. This Agreement shall be governed by and construed under the laws of the State of California. To the extent that in any jurisdiction either Party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution, attachment, (before or after judgment) or other legal process, such Party shall not claim, and hereby irrevocably waives, such immunity. Each Party and Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens, or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the exclusive jurisdiction of the federal and state courts located in the County of Los Angeles, State of California. Escrow Agent and the Parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement to the maximum extent provided by law. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of one or more Gods, pandemic, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement and any joint instructions from the Parties may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument or instruction, as applicable. This Agreement may be executed and transmitted as a PDF attached to an email and each such execution shall be of the same legal effect, validity, and enforceability as a manually executed original, wet-inked signature. All signatures of the parties to this Agreement may be transmitted as a PDF attached to an email, and such PDF will, for all purposes, be deemed to be the original signature of such Party whose signature it reproduces and will be binding upon such Party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. Each Party represents, warrants, and covenants that (i) each document, notice, instruction, or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations; (ii) such Party has full power and authority to enter into, execute, and deliver this Agreement and to perform all of the duties and obligations to be performed by it hereunder; and (iii) the person(s) executing this Agreement on such Party’s behalf and certifying Authorized Representatives in the applicable Schedule 1 have been duly and properly authorized to do so, and each Authorized Representative of such Party has been duly and properly authorized to take the actions specified for such person in the applicable Schedule 1. Except as expressly provided in Section 7 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than Escrow Agent and the Parties any legal or equitable right, remedy, interest, or claim under or in respect of the Escrow Funds or this Agreement.

The Parties authorize Escrow Agent to disclose information with respect to this Agreement and the account(s) established hereunder, the Parties, or any transaction hereunder if such disclosure is: (i) necessary or desirable, in Escrow Agent’s opinion, for the purpose of allowing Escrow Agent to perform its duties and to exercise its powers and rights hereunder; (ii) to a proposed assignee of the rights of Escrow Agent; (iii) to a branch, affiliate, subsidiary, employee, or agent of Escrow Agent or to their auditors, regulators, or legal advisers or to any competent court; (iv) to the auditors of any of the Parties; or (v) required by applicable law, regardless of whether the disclosure is made in the country in which each Party resides, in which the escrow account is maintained, or in which the transaction contemplated hereby is conducted. The Parties agree that such disclosures by Escrow Agent and its affiliates may be transmitted across national boundaries and through networks, including those owned by third parties.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth above.

WHITE LION CAPITAL llc
As Purchaser

By:	/s/ Nathan Yee
Name:	Nathan Yee
Title:	Managing Director

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth above.

Scienjoy holding corporaiton
As Seller

By:	/s/ Xiaowu He
Name:	Xiaowu He
Title:	Chief Executive Officer

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IN WITNESS WHEREOF, the Escrow Agent hereto have executed this Agreement as of the date set forth above.

INDEGLIA PC
As Escrow Agent

By:	/s/ Marc Indeglia
Name:	Marc Indeglia
Title:	President

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13A-16 OR 15D-16 UNDER

THE SECURITIES EXCHANGE ACT OF 1934

For the month of March 2021

Commission File Number: 001-38799

SCIENJOY HOLDING CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

3rd Floor, JIA No. 34, Shenggu Nanli

Chaoyang District, Beijing

People’s Republic of China

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒        Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Scienjoy Holding Corporation

Date: March 24, 2021	By:	/s/ Xiaowu He
	Name:	Xiaowu He
	Title:	Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated March 24, 2021.

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Exhibit 99.1

Scienjoy Holding Corporation Reports Fourth Quarter 2020 Unaudited Financial Results

BEIJING, March 24, 2021 /PRNewswire/ — Scienjoy Holding Corporation (“Scienjoy”, the “Company”, or “We”) (NASDAQ: SJ), a leading live entertainment mobile streaming platform in China, today announced its unaudited financial results for the fourth quarter ended December 31, 2020.

Fourth Quarter 2020 Operating and Financial Highlights

●	Total net revenues increased by 71.4% to RMB454.4 million (US$69.6 million) from RMB265.1 million in the same period of 2019, exceeding the Company’s guidance forecast of RMB389,0 million to RMB405.0 million provided in its third quarter 2020 earnings release.

●	Gross profit increased by 24.7% to RMB79.8 million (US$12.2 million) from RMB64.0 million in the same period of 2019.

●	Net loss was RMB48.3 million (US$7.4 million), as compared to a net income of RMB52.7 million in the same period of 2019, mainly due to RMB101.7 million (US$15.6 million) loss resulted from change in fair value of contingent consideration.

●	Adjusted net income [1] increased by 1.4% to RMB53.4 million (US$8.2 million) from RMB52.7 million in the same period of 2019. Adjusted net income margin decreased to 11.8% from 19.9% in the same period of 2019.

●	Earnout targets for both Scienjoy and Beelive in fiscal year 2020 were fulfilled.

●	Total paying users increased by 7.2% to 332,410 from 310,036 in the same period of 2019.

●	Total number of broadcasters increased by 892.3% to 118,411 from 11,933 in the same period of 2019.

Mr. Victor He, Chairman and Chief Executive Officer of Scienjoy, commented, “We once again delivered strong quarterly results as we continued to deliver convenient and engaging live show entertainment experiences to our global user base in the period. In addition, we also remained steadfast in our commitment to advancing our R&D capabilities, upgrading our platform operations, and exploring those technologies capable of providing our users with more engaging platform experiences, including AR, AI, big data, and more. Keeping with our growth mindset, we have recognized the potential for additional expansion into new mobile live streaming segments, including voice live streaming, e-commerce, and MCN. As such, we officially announced our goal to develop a fully integrated live streaming ecosystem covering these fields and more in December 2020. By expanding our businesses in both domestic and international markets, we will further diversify our revenue streams, capture promising new development opportunities, and further compound the healthy growth of our business trajectory.”

Mr. Denny Tang, Chief Financial Officer of Scienjoy, added, “We concluded the fourth quarter of 2020 with solid financial results, further demonstrating our enduring business success and ongoing market expansion. During the quarter, total net revenues grew by 71.4% year over year, representing our highest ever year-over-year top line growth rate for the fourth quarter. As a result, our total net revenues in the full year of 2020 exceeded RMB1.2 billion. While we did book a net loss for the quarter, this was mainly due to RMB101.7 million in loss resulting from change in fair value of contingent consideration in the quarter, which was derived from our previous two major business developments and therefore will not have a lasting impact on our long-term financial performance. Our adjusted net income, excluding the impact of change in fair value of contingent consideration, increased on a year-over-year basis. Looking ahead, we remain confident that our sufficient capital reserves, strong revenue growth, and balanced operational performance will enable us to generate increased shareholder value.”

Fourth Quarter 2020 Financial Results

Total net revenues in the fourth quarter of 2020 increased by 71.4% to RMB454.4 million (US$69.6 million) from RMB265.1 million in the same period of 2019. The increase was mainly due to 7.2% year-over-year increase in total paying users and RMB511 year-over-year increase in ARPPU during the quarter. Revenue from Beelive, which is the live streaming platform acquired by the Company in August 2020, was RMB107.5 million (US$16.5 million) in the fourth quarter of 2020. The revenue from the remainder of the Company’s live streaming platforms in the fourth quarter of 2020 was RMB346.8 million (US$53.2 million), representing an increase of 30.8% from the same period of last year.

[1]	“Adjusted net income” is defined as net income excluding change in fair value of contingent consideration. For more information, refer to “Use of Non-GAAP Financial Measures” and “Reconciliations of Non-GAAP Results” at the end of this press release.

Cost of revenues in the fourth quarter of 2020 increased by 86.2% to RMB374.6 million (US$57.4 million) from RMB201.1 million in the same period of 2019. The increase was primarily attributable to a 90.8%, or RMB153.9 million, year-over-year increase in the Company’s revenue sharing fees and content costs, which was consistent with the 892.3% year-over-year increase in the total number of broadcasters as well as the growth of the Company’s overall live streaming operations in the fourth quarter of 2020.

Gross profit in the fourth quarter of 2020 increased by 24.7% to RMB79.8 million (US$12.2 million) from RMB64.0 million in the same period of 2019. Gross margin in the fourth quarter of 2020 decreased to 17.6% from 24.1% in the same period of 2019, which was in line with the increase in revenue sharing fees and content costs to attract more quality broadcasters.

Total operating expenses in the fourth quarter of 2020 increased by 249.9% to RMB26.0 million (US$4.0 million) from RMB7.4 million in the same period of 2019.

●	Sales and marketing expenses in the fourth quarter of 2020 increased by 353.6% to RMB6.4 million (US$1.0 million) from RMB1.4 million in the same period of 2019 due to the increase in marketing and promotional activities during the fourth quarter of 2020 to attract and retain more paying users.

●	General and administrative expenses in the fourth quarter of 2020 increased by 571.9% to RMB14.2 million (US$2.2 million) from RMB2.1 million in the same period of 2019. This increase was caused by higher employee benefits, an increased headcount, as well as additional consulting and professional fees incurred as a result of the Company’s public listing on the Nasdaq stock exchange.

●	Research and development expenses in the fourth quarter of 2020 increased by 84.5% to RMB11.0 million (US$1.7 million) from RMB6.0 million in the same period of 2019 as the Company increased its R&D headcount and its benefits for the relevant employees to continue strengthening its technological capabilities.

●	Recovery of provision for doubtful accounts in the fourth quarter of 2020 increased by 169.7% to RMB5.5 million (US$0.8 million) from RMB2.0 million in the same period of 2019 as a result of the Company’s increased collection efforts. The Company has committed more resources to the collection of its account receivables and thus expects its provision for doubtful accounts to decline going forward.

Income from operations in the fourth quarter of 2020 decreased by 4.9% to RMB53.8 million (US$8.2 million) from RMB56.5 million in the same period of 2019 due to the higher operating expenses incurred in the period. Operating margin in the fourth quarter of 2020 decreased to 11.8% from 21.3% in the same period of 2019.

Change in fair value of contingent consideration in the fourth quarter of 2020 represented a loss of RMB101.7 million (U$$15.6 million). Change in fair value of contingent consideration is derived from the Company’s reverse recapitalization with Wealthbridge Acquisition Limited (“Wealthbridge”) on May 7, 2020, and acquisition of Beelive on August 21, 2020, which involved payments of future contingent consideration upon the achievement of certain financial performance targets and specific market price levels. Earn out liabilities are recorded for the estimated fair value of the contingent consideration on the merger date. The fair value of the contingent consideration is re-measured at each reporting period, and the change in fair value is recognized as either income or expense.

Net loss in the fourth quarter of 2020 was RMB48.3 million (US$7.4 million), compared to a net income RMB52.7 million in the same period of 2019, mainly due to the change in fair value of contingent consideration.

Adjusted net income in the fourth quarter of 2020, which excludes change in fair value of contingent consideration, increased by 1.4% to RMB53.4 million (US$8.2 million) from RMB52.7 million in the same period of 2019. Adjusted net margin in the fourth quarter of 2020 decreased to 11.8% from 19.9% in the same period of 2019 due to the increase in operating expenses.

Basic and diluted net loss per ordinary share in the fourth quarter of 2020 were RMB1.79 (US$0.27). In comparison, basic and diluted net income per ordinary share in the fourth quarter of 2019 were RMB2.72 and RMB2.64 respectively.

Adjusted basic and diluted net income per ordinary share in the fourth quarter of 2020 were RMB1.98 (US$0.30) and RMB1.75 (US$0.27), respectively. In comparison, adjusted basic and diluted net income per ordinary share in the fourth quarter of 2019 were RMB2.72 and RMB2.64 respectively.

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Earnout Target of Scienjoy

Pursuant to the Share Exchange Agreement dated as of October 28, 2019, entered into by and among Scienjoy, Scienjoy Inc., Lavacano Holding Limited (“Lavacano”), and WBY Entertainment Holding Ltd. (“WBY”, together with Lavacano, the “Sellers”), the Sellers will be entitled to receive 3,000,000 ordinary shares of the Company if Scienjoy’s net income before tax for the year ended December 31, 2020, is greater than or equal to either US$28,300,000 or RMB190,000,000 (the “Scienjoy 2020 Earnout Target”). Scienjoy had fulfilled the Scienjoy 2020 Earnout Target as of fiscal year end 2020.

Earnout Target of Beelive

Pursuant to the Equity Acquisition Framework Agreement dated as of August 10, 2020, Cosmic will be entitled to receive 540,960 ordinary shares of the Company since the Beelive 2020 Earnout Target had been fulfilled as of fiscal year end 2020.

Business Outlook

The Company expects its total net revenues to be in the range of RMB383 million to RMB394 million in the first quarter of 2021, which represents a year-over-year increase of 77% to 82%. This forecast reflects the Company’s current and preliminary views on the market and operational conditions, which are subject to change, particularly in respect to the potential impact of COVID-19 on the economy in China and other markets around the world.

Recent Developments

In January 2021, the Company, through its wholly owned subsidiary, Scienjoy Inc., purchased from Cross Wealth Investment Holding Limited, an entity related to two directors of the Company, 606,061 ordinary shares of Goldenbridge Acquisition Limited (“Goldenbridge”) for an aggregated consideration of US$2 million. Goldenbridge was formed as a special purpose acquisition company.

On February 23, 2021, the Company entered into a common stock purchase agreement (the “Purchase Agreement”) and an escrow agreement (the “Escrow Agreement”) with White Lion Capital LLC, a Nevada limited liability company (the “Investor”), which provide that, upon the terms and subject to the conditions and limitations set forth therein, the Investor is committed to purchase the Company’s ordinary shares, no par value, with an aggregate offering price of up to US$30,000,000 (“Commitment Amount”) from time to time during the Commitment Period, which starts on the date of the filing of the initial registration statement covering the resale of securities issued under the Purchase Agreement, and shall terminate on the earlier of (i) the date on which the Investor shall have purchased shares equal to the Commitment Amount, (ii) the six month anniversary of the filing of such initial registration statement, or (iii) the date on which the Purchase Agreement is terminated.

About Scienjoy Holding Corporation Limited

Founded in 2011, Scienjoy is a leading show live streaming video entertainment social platform in China. With more than 200 million registered users, Scienjoy currently operates four primary online live streaming brands on five mobile apps: Showself, Lehai, Haixiu and Beelive International and Beelive Chinese (Mifeng), each using Scienjoy’s own mobile applications. Through this collection of online live streaming brands, Scienjoy has created a vibrant, interactive, and close community. Scienjoy operates a mobile live streaming business through which it provides live streaming entertainment from professional “broadcasters” to end-users, allowing for the operation of live social video communities. Using Scienjoy’s mobile applications, users can select broadcasters and enter real time video rooms to interact with them. In addition to real-time interactions, users can also view photos posted by broadcasters on their personal pages, leave comments, and engage in private chats with broadcasters when they are not streaming. In addition, users can also play fun and simple games by using virtual currencies within the video rooms while watching the live streaming of a broadcaster. For more information, please see http://ir.Scienjoy.com/.

Use of Non-GAAP Financial Measures

Adjusted net income is calculated as net income adjusted for change in fair value of contingent consideration. Adjusted basic and diluted net income per ordinary share is non-GAAP net income (loss) attributable to ordinary shareholders divided by weighted average number of ordinary shares used in the calculation of non-GAAP basic and diluted net income per ordinary share. The non-GAAP financial measures are presented to enhance investors’ overall understanding of the Company’s financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. Investors are encouraged to review the reconciliation of the historical non-GAAP financial measures to its most directly comparable GAAP financial measures. As non-GAAP financial measures have material limitations as analytical metrics and may not be calculated in the same manner by all companies, they may not be comparable to other similarly titled measures used by other companies. In light of the foregoing limitations, you should not consider non-GAAP financial measures as a substitute for, or superior to, such metrics in accordance with US GAAP.

For more information on these non-GAAP financial measures, please see the table captioned “Reconciliations of Non-GAAP Results” near the end of this release.

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Exchange Rate Information

This announcement contains translations of certain RMB amounts into U.S. dollars at a specified rate solely for the convenience of the reader. Unless otherwise noted, all translations from RMB to U.S. dollars are made at a rate of RMB6.5250 to US$1.00, the noon buying rate in effect on December 31, 2020, in the H.10 statistical release of the Federal Reserve Board. The Company makes no representation that the RMB amounts could have been, or could be, converted, realized or settled in U.S. dollars at that rate on December 31, 2020, or at any other rate.

Safe Harbor Statement

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, are: the ability to manage growth; ability to identify and integrate other future acquisitions; ability to obtain additional financing in the future to fund capital expenditures; fluctuations in general economic and business conditions; costs or other factors adversely affecting our profitability; litigation involving patents, intellectual property, and other matters; potential changes in the legislative and regulatory environment; a pandemic or epidemic. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in the Company’s filings with the Securities and Exchange Commission (“SEC”) from time to time. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Such information speaks only as of the date of this release.

Investor Relations Contact

Ray Chen
VP, Investor relations
Scienjoy Inc.
+86-010-64428188
ray.chen@scienjoy.com

Sharon Zhou
ICR LLC.
+1 (212) 537-9254
scienjoy.ir@icrinc.com

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UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)

(All amounts in thousands, except share and per share data or otherwise stated)

	For three months ended
	December 31,	December 31,	December 31,
	2019	2020	2020
	RMB	RMB	US$
Live streaming - consumable virtual items revenue	257,405	443,549	67,977
Live streaming - time based virtual items revenue	6,491	9,165	1,405
Technical services	1,217	1,665	255
Total revenues	265,113	454,379	69,637

Cost of revenues	(201,126)	(374,560)	(57,404)
Gross profit	63,987	79,819	12,233
Operating expenses
Sales and marketing expenses	(1,407)	(6,382)	(978)
General and administrative expenses	(2,106)	(14,150)	(2,169)
Recovery for doubtful accounts	2,042	5,507	844
Research and development expenses	(5,969)	(11,010)	(1,687)
Total operating expenses	(7,440)	(26,035)	(3,990)
Income from operations	56,547	53,784	8,243
Interest income	396	806	124
Other income, net	45	76	12
Foreign exchange (loss) gain, net	(2)	(280)	(43)
Change in fair value of contingent consideration	-	(101,716)	(15,589)
Income (loss) before income taxes	56,986	(47,330)	(7,253)
Income tax expenses	(4,274)	(939)	(144)
Net income (loss)	52,712	(48,269)	(7,397)
Other comprehensive income - foreign currency translation adjustment	-	6,862	1,052
Comprehensive income (loss) attributable to the Company’s shareholders	52,712	(41,407)	(6,345)
Weighted average number of shares
Basic	19,400,000	27,037,302	27,037,302
Diluted	20,002,000	27,037,302	27,037,302
Earnings (loss) per share
Basic	2.72	(1.79)	(0.27)
Diluted	2.64	(1.79)	(0.27)

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Reconciliations of Non-GAAP Results

(All amounts in thousands, except share and per share data or otherwise stated)

	For the three months ended
	December 31,	December 31,	December 31,
	2019	2020	2020
	RMB	RMB	US$

Net income (loss)	52,712	(48,269)	(7,397)
Less:
Change in fair value of contingent consideration	-	(101,716)	(15,589)
Adjusted net income	52,712	53,447	8,192

Adjusted net income per ordinary share*
Basic	2.72	1.98	0.30
Diluted	2.64	1.75	0.27

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